Exhibit 2.1

STOCK PURCHASE AGREEMENT

By and Among

LONGVIEW FIBRE PAPER AND PACKAGING, INC.,

THE SECURITYHOLDERS LISTED ON THE SIGNATURE PAGES HERETO

and

KAPSTONE KRAFT PAPER CORPORATION

Dated as of June 10, 2013

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(continued)

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SCHEDULES AND EXHIBITS

Disclosure Schedule
Schedule A-1
Schedule A-2
Schedule A-3

Exhibit A—Form of Preliminary Statement
Exhibit B—Pro Rata Share

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 10, 2013, is made by and among Longview Fibre Paper and Packaging, Inc., a Washington corporation (the “Company”); the securityholders of the Company listed on the signature page hereto (the “Sellers”); KapStone Kraft Paper Corporation, a Delaware corporation (the “Buyer”); and KapStone Paper and Packaging Corporation, a Delaware corporation (“Guarantor”).  The Company, the Sellers, and the Buyer are referred to collectively herein as the “Parties.”

W I T N E S S E T H :

WHEREAS, the Sellers collectively own all of the issued and outstanding shares of the Company’s common stock (the “Shares”); and

WHEREAS, the Sellers desire to transfer to the Buyer, and the Buyer desires to acquire from the Sellers, all of the Shares, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.           Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 10.12(a)(i).

“AAA Rules” has the meaning set forth in Section 10.12(a)(i).

“Accounting Firm” has the meaning set forth in Section 2.6(g).

“Action” means any action, claim, complaint, cause of action, charge, demand, inquiry, summons, subpoena, investigation, lawsuit, arbitration, proceeding, audit, notice of violation, notice of Liability or potential Liability, citation, decree, judgment or order of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Adjustment Amount” has the meaning set forth in Section 2.6(e).

“Adjustment Escrow Amount” means $4.0 million (of which an amount equal to product of (i) the Sellers’ Part times the Adjustment Escrow Amount shall be held in the Sellers’ Escrow Account, and (ii) the Phantom Part times the Adjustment Escrow Amount shall be held in the Phantom Escrow Account), until its release within five Business Days following determination of the Final Purchase Price and in accordance with the terms of the Sellers’ Escrow Agreement and the Phantom Escrow Agreement.

“Adjustment Statement” has the meaning set forth in Section 2.6(f).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” has the meaning set forth in Section 1504(a) of the Code.

“Agreed Enterprise Value” means One Billion Twenty-Five Million dollars ($1,025,000,000).

“Agreement” means this Stock Purchase Agreement, including all Exhibits and Schedules hereto (including the Disclosure Schedule), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Applicable Rate” means the rate of interest from time to time announced publicly by Bank of America, N.A. as its prime rate.

“Arbitrators” has the meaning set forth in Section 10.12(a)(ii).

“Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Balance Sheet Date” means March 31, 2013.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York are not open for the transaction of normal banking business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Group” has the meaning set forth in Section 8.1(a).

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Close of Business” means, as of a particular day, the close of business of the Company’s operations in the Ordinary Course of Business.

“Closing” has the meaning set forth in Section 2.3.

“Closing Company Indebtedness” means the Company Indebtedness as of the Close of Business on the day immediately preceding the Closing Date.

“Closing Company Transaction Expenses” means the Company Transaction Expenses, if any, as of the Close of Business on the day immediately preceding the Closing Date.

“Closing Date” means the date the Closing occurs pursuant to Section 2.3.

“Closing Net Cash Amount” means the Net Cash Amount as of the Close of Business on the day immediately preceding the Closing Date.

“Closing Net Working Capital” means the Net Working Capital as of the Close of Business on the day immediately preceding the Closing Date.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 5.5.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Confidential Information” has the meaning set forth in Section 6.3(c).

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Indebtedness” means as of a particular time, without duplication, (a) any obligations of the Company under any indebtedness for borrowed money, (b) any indebtedness of the Company evidenced by any note, bond, debenture or other debt security, (c) any commitment by which the Company assures a creditor against loss (including reimbursement obligations with respect to letters of credit), (d) any indebtedness of the Company pursuant to a guarantee to a creditor of another Person, (e) any borrowing of money secured by a Lien (other than a Permitted Lien) on the Company’s assets, (f) any Liability of the Company with respect to interest rate swaps, collars, caps and similar hedging obligations, (g) any obligations of the Company for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the Ordinary Course of Business), including capitalized leases, and (h) any obligations of the Company outstanding as of such time for interest, premiums, penalties, fees, make-whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to items described in clauses (a) through (g) above (determined, with respect to premiums, penalties, fees, make-whole payments, expenses, indemnities and breakage costs, as if the items described in clauses (a) through (g) above were prepaid or repaid, as applicable, as of the particular time).

“Company Intellectual Property” has the meaning set forth in Section 3.11(b).

“Company Plan” has the meaning set forth in Section 3.16(a).

“Company Transaction Expenses” means an aggregate amount equal to all expenses of the Company incurred or to be incurred in connection with the preparation, execution and consummation of this Agreement and the Closing, including (a) all brokerage commissions and all fees and disbursements of attorneys, accountants and other professional advisors and service providers of the Company and (b) all cash bonuses, change of control payments, and similar payments payable by the Company at or prior to the Closing pursuant to the terms of the Phantom Stock Plan and Performance Bonus Plan disclosed in Section 3.16(a) of the Disclosure Schedule and the Company’s share of any employment taxes payable in connection therewith (including, for greater certainty, amounts deposited into the Phantom Escrow Account); provided, however, that “Company Transaction Expenses” shall not include (i) any expenses of the Company incurred or to be incurred in connection with the Buyer’s obtaining the financing necessary (1) to pay the Preliminary Purchase Price, the Final Purchase Price or any fees and expenses of the Buyer arising in connection with the transactions contemplated by this Agreement or (2) to finance the working capital needs of the Company following the Closing, (ii) any expenses of the Company paid by the Sellers, (iii) any of the costs and expenses of the Buyer or its Affiliates incurred in connection with the transactions contemplated hereby, (iv) any professional service or other fees payable by the Buyer or any Affiliate of the Buyer in connection with the transactions contemplated by this Agreement or (v) amounts payable by the Company pursuant to the terms of the Longview Fibre Paper and Packaging, Inc. Short Term Incentive Plan and the Sales Incentive Plan disclosed in Section 3.16 of the Disclosure Schedule to the extent that such amounts constitute expenses included in the calculation of Net Working Capital.

“Competing Transaction” has the meaning set forth in Section 6.2.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 1, 2013, by and between the Company and the Buyer.

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

“Damages” means all losses, claims, damages, payments, penalties, fines, interest, Taxes, liabilities, obligations, costs and expenses (including costs and expenses of Actions; amounts paid in connection with any assessments, judgments or settlements relating thereto; interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses; and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such Actions or in enforcing a Party’s rights hereunder).

“Deductible” has the meaning set forth in Section 8.2(b)(i)(B).

“Disclosure Schedule” means the disclosure schedule delivered by the Company and the Sellers to the Buyer on the date hereof, and the disclosure schedule delivered by the Buyer to the Company and the Sellers on the date hereof.

“Dispute” has the meaning set forth in Section 10.12(a).

“Dollar” or “$” means the lawful currency of the United States of America.

“Drop Dead Date” means the date which is ninety days from the date of this Agreement; provided that either the Buyer or the Sellers may extend such date for one additional ninety day period prior to the expiration of the original ninety day period following the date of this Agreement upon written notice to the other parties, as applicable, if all of the conditions of Article VII other than those in Sections 7.1(b) and 7.1(c) shall have been satisfied, or are capable of being satisfied, by such date.

“Environmental Laws” means any Law existing on the date hereof which pertains to (a) protection of the environment or (b) exposure of persons to Hazardous Materials; provided, however, that the term “Environmental Law” shall not include any Law relating to worker safety matters to the extent not related to exposure to Hazardous Materials.

“Environmental Permits” means all Licenses required under Environmental Laws with respect to the ownership and/or operation of the Company’s business.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo, N.A., or such other escrow agent mutually agreeable to the Parties.

“Escrow Agreements” means the Sellers’ Escrow Agreement and the Phantom Escrow Agreement.

“Escrow Fund” means the sum of the Indemnity Escrow Amount and the Adjustment Escrow Amount.

“Exclusivity Period” has the meaning set forth in Section 6.2.

“FERC” means the Federal Energy Regulatory Commission.

“Final Purchase Price” has the meaning set forth in Section 2.6(i).

“Financing” has the meaning set forth in Section 5.5.

“Fundamental Representations” has the meaning set forth in Section 8.2(a).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any United States or foreign federal, state, provincial or local government, court of competent jurisdiction, administrative agency or commission, or other governmental or regulatory authority or instrumentality.

“Guarantied Obligations” has the meaning set forth in Section 10.19(a).

“Guarantor” has the meaning set forth in the preamble to this Agreement.

“Hazardous Materials” means (a) asbestos, polychlorinated biphenyls, petroleum, petroleum derived substances, by-products or wastes, (b) any substance that requires removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder, or (c) any substance, material or waste that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or is defined, regulated or listed under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Claim” has the meaning set forth in Section 8.4(e).

“Indemnified Officers/Directors” has the meaning set forth in Section 6.11(a).

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Indemnity Escrow Amount” means $20.0 million, (of which an amount equal to product of (i) the Sellers’ Part times the Indemnity Escrow Amount shall be held in the Sellers’ Escrow Account, and (ii) the Phantom Part times the Indemnity Escrow Amount shall be held in the Phantom Escrow Account), until its release in accordance with the terms of the Escrow Agreements.

“Indenture” means the Indenture, dated as of May 24, 2011, by and among the Company and Wells Fargo Bank, National Association, as trustee and collateral agent, together with all exhibits, schedules and annexes thereto.

“Injunction” has the meaning set forth in Section 6.4.

“Intellectual Property” means (a) all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations of patents and patent applications, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names, and corporate names, and all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (“Marks”), (c) all copyrights to works of authorship and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including research and development, know-how, processes, methods, techniques, customer and supplier lists, technical data, designs, charts, plans, diagrams, drawings, specifications, and business and marketing plans, studies and proposals that are of a proprietary or confidential nature), (e) all intellectual property rights in Software, and (f) other forms of intellectual property recognized under Laws.

“Knowledge” means (a) with respect to the Company, the actual knowledge of any individual set forth on Schedule A-1 after reasonable inquiry, (b) with respect to the Sellers, the actual knowledge of any individual set forth on Schedule A-2 after reasonable inquiry, and (c) with respect to the Buyer, the actual knowledge of any individual set forth on Schedule A-3 after reasonable inquiry.

“Law” means all applicable United States federal, state, local and foreign laws, statutes, constitutions, rules, regulations, codes, ordinances and similar provisions having the force of law and all judgments, writs, rulings, orders, decrees, and injunctions of Governmental Authorities which, in each case, are binding upon the Company or such Person’s assets or properties.

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licenses” means licenses (other than licenses of Intellectual Property), permits, consents, approvals, authorizations, registrations, franchises, qualifications, variances, exceptions, orders, and certifications of any Governmental Authority and other private certifying and accrediting body.

“Lien” means any mortgage, pledge, lien, deed of trust, conditional sale or other title retention agreement, charge or other security interest or encumbrance securing obligations for the payment of money.

“Lien Release Letter” means a letter agreement entered into by the Company, on one hand, and a holder of Closing Company Indebtedness, on the other hand, in form and substance reasonably satisfactory to Buyer, authorizing Buyer and any of the Lenders to release all Liens held by such holder of Closing Company Indebtedness upon the payment to such holder of Closing Company Indebtedness of the amounts set forth therein and mortgage releases in recordable form with respect to the Owned Real Property and Leased Real Property, if any, executed by the holder of the Closing Company Indebtedness which are reasonably acceptable to the Title Company.

“Logan Warehouse” means the warehouse located at 701 N. 1000 West, Logan, Utah 84821.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means any event, change, condition, development, circumstance, effect, factor or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, assets, properties, business or results of operations of the Company or the ability of the Company to consummate timely the transactions contemplated by this Agreement; provided, however, that none of the following, and no events, changes, conditions, developments, circumstances, effects, factors or occurrences, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or may, would or could occur:

(A)          (1) changes generally affecting the economy, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including changes in interest and exchange rates, (2) changes that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism or (3) epidemics, pandemics, earthquakes, hurricanes, tornados or other natural disasters;

(B)          changes that are the result of factors generally affecting the industry in which the Company operates or in which the Company’s products or services are used and distributed;

(C)          changes or effects from the entry into or announcement of this Agreement, or the performance of this Agreement or the consummation of the transactions contemplated by this Agreement (except with respect to the matters described in Section 3.4 and Section 3.5), including any loss of, or adverse change in, the relationship of the Company with its customers, employees, financing sources, distributors or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement, or compliance by the Company with the terms of this Agreement;

(D)          changes or prospective changes in any Law or GAAP or interpretation or enforcement thereof after the date hereof;

(E)           any failure by the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (including any projections, forecasts or estimates provided to the Buyer) for any period, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect; and

(F)           (1) any action taken by the Company at the Buyer’s written request or (2) failure to take any action by the Company if that action is prohibited by this Agreement to the extent that the Buyer fails to give its consent after receipt of a written request therefor;

provided, further, however, that any event, change, condition, development, circumstance, effect, factor or occurrence referred to in clause (A), (B) or (D) may constitute and shall be taken into account in determining whether or not a Material Adverse Effect has occurred to the extent such event, change, condition, development, circumstance, effect, factor or occurrence has a materially disproportionate adverse impact on the Company as compared to other participants in the industry in which the Company operates (in which case the incremental disproportionate impact or impacts shall be taken into account in determining whether or not a Material Adverse Effect has occurred).

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Material Licenses” has the meaning set forth in Section 3.19.

“Material Policies” has the meaning set forth in Section 3.14(a).

“Multiemployer Plan” means any a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Company contributes or is required to contribute or with respect to which the Company otherwise has any Liability (including Liability on account of an ERISA Affiliate).

“Net Cash Amount” means, as of a particular time, (a) the sum of all cash and cash equivalents of the Company on hand or in the Company’s bank accounts as of such time, determined in accordance with GAAP and in a manner consistent with all accounting principles, practices, methodologies and policies used in the preparation of the Company Financial Statements, plus (b) without duplication, the aggregate amount of all checks deposited or held in any account of the Company that have not yet cleared as of such time, minus (c) without duplication, the aggregate amount of outstanding and unpaid checks issued by the Company that have not yet cleared as of such time, minus (d) without duplication, the cash, if any, utilized to satisfy the Sellers’ obligations under Section 10.10 at Closing, to the extent such obligations have not been satisfied prior to the Closing, plus (e) the amount paid to the Company at Closing upon exercise of the stock option disclosed in Section 3.3(b) of the Disclosure Schedule and the amount paid to the Company at Closing pursuant to the Recharge Agreement disclosed in Section 3.3(b) of the Disclosure Schedule.  For greater certainty, Net Cash Amount shall be deemed to be increased to the extent of any Company Transaction Expenses that are paid by the Company prior to the Close of Business on the day immediately preceding the Closing Date.

“Net Working Capital” means, as of a particular time, (a) the sum of all current assets of the Company (excluding the aggregate amount of all cash and cash equivalents of the Company included in the Net Cash Amount) as of such time, minus (b) the sum of all current liabilities of the Company (including any accrued but unpaid Taxes of the Company as of such time (on the basis that any Company Transaction Expenses and any expenses incurred or to be incurred in connection with the repayment of Company Indebtedness being deemed to be attributable solely to the taxable period or portion thereof ending on the Closing Date), but excluding any amounts that are included in the determination of Company Indebtedness or Company Transaction Expenses as of such time), determined in accordance with GAAP and in a manner consistent with all accounting principles, practices, methodologies and policies used in the preparation of the Company Financial Statements (subject to any adjustments as may be specifically noted on Exhibit A, which adjustments may not in all cases be in accordance with GAAP).  A calculation of Net Working Capital as of the Close of Business on December 31, 2012 is included in Exhibit A attached hereto.

“Notice of Disagreement” has the meaning set forth in Section 2.6(g).

“Ordinary Course of Business” means the ordinary course of the business of the Company as currently conducted, consistent with past custom and practice of the Company.

“Other Parties” has the meaning set forth in Section 3.13(b).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, owned by the Company.

“Panel” has the meaning set forth in Section 10.12(a)(ii).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Paying Agent” means a paying agent selected by Buyer prior to Closing, which paying agent shall be reasonably acceptable to the Sellers.

“Permitted Liens” means any (a) Liens in respect of property or assets imposed by Laws such as mechanic’s, materialmen’s, warehousemen’s, landlord’s, laborer’s, workmen’s, repairmen’s, carrier’s, supplier’s and similar Liens, including all statutory Liens, arising or incurred in connection with capital expenditures or otherwise in the Ordinary Course of Business for amounts not yet due and payable, (b) Liens for Taxes not yet due and payable or for Taxes being contested in good faith and by appropriate Action for which adequate reserves have been established, (c) purchase money Liens (including interests of goods consigned to the Company) and Liens securing rental payments under capital lease arrangements, (d) Liens arising out of a conditional sale, title retention or similar arrangements for the sale of goods entered into in the Ordinary Course of Business, (e) Liens arising from the filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases, (f) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payments of customs duties in connection with the importation of goods, (g) Liens which constitute a setoff or banker’s liens, whether arising by Law or contract, (h) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the Ordinary Course of Business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (i) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums, (j) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (k) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated in any material respect by the current use or occupancy of such real property or the operation of the business of the Company thereon, (l) in the case of Owned Real Property or Leased Real Property of the Company, easements, covenants, conditions and other restrictions or matters of record or disclosed by survey affecting title to real property which (1) are set forth in the preliminary title reports, loan title policies or surveys made available to the Buyer prior to the date of this Agreement or (2) do not materially impair the current use or occupancy of the property subject thereto, (m) any interest or title of a lessee pursuant to a lease of any portion of the Owned Real Property and (n) Liens in favor of the Buyer.

“Person” means an individual, a partnership, a limited liability partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, an estate, a joint venture, an unincorporated organization, or a Governmental Authority.

“Phantom Escrow Account” means an escrow account established by the Escrow Agent pursuant to the Phantom Escrow Agreement.

“Phantom Escrow Agreement” means the escrow agreement, in a form reasonably acceptable to the Parties, by and among the Company, the Representative and the Escrow Agent, and entered into on or before the Closing Date.

“Phantom Holders” means the holders of the Phantom Units.

“Phantom Part” means a fraction, the numerator of which is the aggregate number of Phantom Units, and the denominator of which is the sum of (i) the aggregate number of Purchase Shares and (ii) the aggregate number of Phantom Units.

“Phantom Plan” means the Longview Fibre Paper and Packaging, Inc., Phantom Stock Plan, as amended.

“Phantom Units” means an aggregate of 8.8661 units issued to the Phantom Holders under the Phantom Plan.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Preliminary Company Indebtedness” has the meaning set forth in Section 2.5(a).

“Preliminary Company Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Preliminary Net Cash Amount” has the meaning set forth in Section 2.5(a).

“Preliminary Net Working Capital” has the meaning set forth in Section 2.5(a).

“Preliminary Purchase Price” has the meaning set forth in Section 2.5(b).

“Preliminary Statement” has the meaning set forth in Section 2.5(a).

“Pro Rata Share” means, for any Seller, the percentage set forth opposite such Seller’s name on Exhibit B attached hereto as such Seller’s Pro Rata Share.

“Purchase Shares” has the meaning set forth in Section 2.1.

“Real Property Leases” has the meaning set forth in Section 3.10(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, leaching, dumping or disposing into the environment of Hazardous Materials.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief, in each case, regardless of whether enforceability is considered in an Action at law or in equity.

“Representative” has the meaning set forth in Section 10.18(a).

“Required Consents” has the meaning set forth in Section 7.3(c).

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class or any restricted stock or phantom equity, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Seller Group” has the meaning set forth in Section 8.1(b).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sellers’ Escrow Account” means an escrow account established by the Escrow Agent pursuant to the Sellers’ Escrow Agreement.

“Sellers’ Escrow Agreement” means the escrow agreement, in a form reasonably acceptable to the Parties, by and among the Buyer, the Representative and the Escrow Agent, and entered into on or before the Closing Date.

“Sellers’ Part” means a fraction, the numerator of which is the aggregate number of Purchase Shares, and the denominator of which is the sum of (i) the aggregate number of Purchase Shares and (ii) the aggregate number of Phantom Units.

“Senior Credit Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of May 24, 2011, by and among the Company, as borrower; certain financial institutions, as Lenders; Bank of America, N.A., as Agent; and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as Lead Arranger and Book Manager, together with all exhibits, schedules and annexes thereto, as amended by Amendment No. 1 thereto, dated as of November 20, 2012.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary,” when used with respect to any Person, means any other Person of which (a) in the case of a corporation, at least (i) a majority of the equity and (ii) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (b) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (i) owns a majority of the equity interests thereof and (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.

“Surveys” has the meaning set forth in Section 6.16(a).

“Surviving Buyer Representations” has the meaning set forth in Section 8.1(b).

“Surviving Covenants” has the meaning set forth in Section 8.2(a).

“Surviving Seller Representations” has the meaning set forth in Section 8.1(a).

“Target Net Working Capital” means $90,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether disputed or not, imposed by any taxing authority, and including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Title Company” has the meaning set forth in Section 6.16(a).

“Title Insurance Commitments” has the meaning set forth in Section 6.16(a).

“Title IV Plan” has the meaning set forth in Section 3.16(j).

“Transaction Documents” means this Agreement, the Commitment Letters, the Escrow Agreements, and all other documents delivered or required to be delivered by any Party pursuant to this Agreement.

“Transfer Taxes” means all transfer Taxes (excluding Taxes measured by net income), including sales, real property, use, excise, stock transfer, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.

“Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“Waltham Facility”  means the Company’s facility located at 20 Cooper Lane, Waltham, Middlesex County, MA.

“WARN” means the United States Worker Adjustment and Retraining Notification Act and any similar state Law.

Section 1.2.           Terms Generally.  The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require.  All references herein to Articles, Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedule to, this Agreement unless the context shall otherwise require.  Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The use of the words “or,” “either” and “any” in this Agreement shall not be exclusive.  Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action is to be taken or notice given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be deferred until the next Business Day.

ARTICLE II

SALE AND PURCHASE OF PURCHASE SHARES

Section 2.1.           Sale of the Purchase Shares.  Subject to the terms and conditions set forth in this Agreement, each Seller agrees to sell, transfer and convey to the Buyer, and the Buyer agrees to purchase and acquire from such Seller, at the Closing, all Shares owned by such Seller (collectively, the “Purchase Shares”), free and clear of all Liens.

Section 2.2.           Preliminary Consideration for Shares.  At the Closing, the Buyer shall, in exchange for the Purchase Shares, pay to each Seller, in immediately available funds by wire transfer to an account or accounts that have been designated by the Sellers to the Buyer in the Preliminary Statement, an amount of cash to be determined in accordance with Section 2.4(iv) herein.

Section 2.3.           Closing.  Unless this Agreement shall have been terminated pursuant to Article IX, and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a closing to occur (a) at the offices of Stoel Rives LLP, One Union Square, 600 University Street, Suite 3600, Seattle, WA 98101, commencing at 10:00 a.m. local time on the later of (i) the date that is forty (40) days after the date hereof or (ii) the day which is three Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived, but in no event later than the Drop Dead Date, or (b) on such other date or at such other time or place as the Buyer and the Representative may mutually agree.

Section 2.4.           Closing Deliveries.  At the time of the Closing, (a) the Sellers shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 7.3, (b) the Buyer shall deliver to the Sellers the certificates and documents referred to in Section 7.2, (c) each Seller shall deliver to the Buyer stock certificates representing all of its Purchase Shares, endorsed in blank or accompanied by duly executed assignment documents and (d) the

Buyer shall deposit sufficient funds with the Paying Agent, and shall cause the Paying Agent to:

(i)            (A) pay to the trustee under the Indenture amounts required for the “satisfaction and discharge” of the Indenture pursuant to the terms thereof, (B) pay any amounts set forth in the Lien Release Letter for the Senior Credit Agreement and (C) pay any other Closing Company Indebtedness, if any, to the appropriate payees thereof in accordance with the other Lien Release Letters;

(ii)           pay all known Closing Company Transaction Expenses, to the appropriate payees thereof, including by (1) paying to the Phantom Holders the amounts payable in respect of the Phantom Units (determined on a basis consistent with the methodology for calculating Closing Company Transaction Expenses) and (2) depositing an amount equal to the product of the Phantom Part times the Escrow Fund into the Phantom Escrow Account; provided, however, that the Company shall provide to the Buyer, not less than two Business Days prior to the anticipated Closing Date, a certificate of an authorized officer of the Company setting forth such Closing Company Transaction Expenses (itemized by each individual Closing Company Transaction Expense to be paid at the Closing and including applicable wire transfer or other payment instructions);

(iii)          deposit an amount equal to the product of the Sellers’ Part times the Escrow Fund into the Sellers’ Escrow Account; and

(iv)          pay each Seller its Pro Rata Share of the Preliminary Purchase Price less the amount equal to such Seller’s Pro Rata Share of the Sellers’ Part of the Escrow Fund.

Section 2.5.           Determination of Preliminary Purchase Price.

(a)           At the time of the Closing, the Preliminary Purchase Price shall be determined pursuant to the terms of this Section 2.5.  No later than two Business Days and not earlier than five Business Days prior to the anticipated Closing Date, Sellers shall cause the Representative to deliver to the Buyer a preliminary statement (the “Preliminary Statement”) setting forth (i) a calculation, based upon the books and records of the Company, of the Sellers’ reasonable good faith estimate of (1) the Closing Net Working Capital (the “Preliminary Net Working Capital”), (2) the Closing Net Cash Amount (the “Preliminary Net Cash Amount”), (3) the Closing Company Transaction Expenses (the “Preliminary Company Transaction Expenses”), and (4) the Closing Company Indebtedness (the “Preliminary Company Indebtedness”), (ii) the Sellers’ determination of the Preliminary Purchase Price based upon such items, and (iii) the applicable wire instructions for the payment to each Seller of its Pro Rata Share of the Preliminary Purchase Price for all Purchase Shares being sold and transferred by such Seller.  The Preliminary Statement shall be prepared using the accounting principles, practices, methodologies and policies used in preparing the Company Financial Statements, subject to any adjustments as may be specifically noted in the Preliminary Statement, as set forth on Exhibit A, which specifically noted adjustments may not in all cases be in accordance with GAAP.

(b)           The “Preliminary Purchase Price” shall be equal to (a) the Agreed Enterprise Value, plus (b) the amount, if any, by which the Preliminary Net Working Capital is greater than the Target Net Working Capital, minus (c) the amount, if any, by which the Preliminary Net Working Capital is less than the Target Net Working Capital, plus (d) the Preliminary Net Cash Amount, minus (e) the Preliminary Company Transaction Expenses, minus (f) the Preliminary Company Indebtedness.

Section 2.6.           Determination of Final Purchase Price.

(a)           Following the Closing Date, in accordance with this Section 2.6, the Preliminary Purchase Price shall be (i) reduced by the amount, Dollar for Dollar, by which the Closing Net Working Capital is less than the Preliminary Net Working Capital or (ii) increased by the amount, Dollar for Dollar, by which the Closing Net Working Capital is greater than the Preliminary Net Working Capital.

(b)           Without duplication of any adjustment made pursuant to Section 2.6(a), the Preliminary Purchase Price shall be further (i) reduced by the amount, Dollar for Dollar, by which the Closing Net Cash Amount is less than the Preliminary Net Cash Amount or (ii) increased by the amount, Dollar for Dollar, by which the Closing Net Cash Amount is greater than the Preliminary Net Cash Amount.

(c)           Without duplication of any adjustment made pursuant to Sections 2.6(a) or 2.6(b), the Preliminary Purchase Price shall be further (i) increased by the amount, Dollar for Dollar, by which the Preliminary Company Transaction Expenses are greater than the Closing Company Transaction Expenses or (ii) decreased by the amount, Dollar for Dollar, by which the Preliminary Company Transaction Expenses are less than the Closing Company Transaction Expenses.

(d)           Without duplication of any adjustment made pursuant to Section 2.6(a), 2.6(b) or 2.6(c) the Preliminary Purchase Price shall be further (i) increased by the amount, Dollar for Dollar, by which the Preliminary Company Indebtedness is greater than the Closing Company Indebtedness or (ii) decreased by the amount, Dollar for Dollar, by which the Preliminary Company Indebtedness is less than the Closing Company Indebtedness.

(e)           The net amount of all sums that are an increase or decrease to the Preliminary Purchase Price as contemplated by Section 2.6(a), Section 2.6(b), Section 2.6(c), and Section 2.6(d) as finally determined pursuant to Section 2.6(f), Section 2.6(g), and Section 2.6(h), is referred to herein as the “Adjustment Amount.”

(f)            Within ninety days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Representative a statement (the “Adjustment Statement”) setting forth in reasonable detail its good faith calculation of (i) the Closing Net Working Capital, (ii) the Closing Net Cash Amount, (iii) the Closing Company Transaction Expenses, (iv) the Closing Company Indebtedness, and (v) the Adjustment Amount.  The Adjustment Statement shall be prepared using the same accounting principles, practices, methodologies and policies used in the preparation of the Preliminary Statement, including the methodologies used in calculating any specifically noted adjustments set forth on the Preliminary Statement.

(g)           After receipt of the Adjustment Statement, the Representative shall have forty-five days to review the Adjustment Statement together with the workpapers used in its preparation.  The Adjustment Statement shall become final, conclusive and binding upon the Parties upon the first to occur of (i) the Representative consenting to such Adjustment Statement or (ii) forty-five days following receipt thereof by the Representative unless the Representative gives written notice of its disagreement (the “Notice of Disagreement”) to the Buyer prior to such date.  The Buyer shall give the Representative, the Sellers and their authorized representatives reasonable access, during normal business hours of the Company, to all personnel, books and records of the Company and all work papers of the Company prepared in connection with the Adjustment Statement, as reasonably requested by the Representative to assist in the preparation of the Notice of Disagreement.  Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted and, as applicable, the Representative’s calculation of (1) the Closing Net Working Capital, (2) the Closing Net Cash Amount, (3) the Closing Company Transaction Expenses, (4) the Closing Company Indebtedness, and (5) the Adjustment Amount.  During the twenty days immediately following the receipt by the Buyer of the Notice of Disagreement, the authorized representatives of the Buyer and the Representative shall negotiate in good faith to resolve any issues properly included in the Notice of Disagreement.  During such period, the Buyer shall have full access to the work papers of the Representative prepared in connection with the Representative’s preparation of the Notice of Disagreement.  At the end of such twenty day period, at the request of any Party, any and all matters which remain in dispute and which were included in the Notice of Disagreement shall be submitted to KPMG LLP (the “Accounting Firm”) for binding resolution.  The fees and expenses of the Accounting Firm shall be borne by the Buyer, on the one hand, and the Sellers, on the other hand, in the proportion that the aggregate Dollar amount of items submitted to the Accounting Firm that are unsuccessfully disputed by the Buyer and the Representative, as applicable, bears to the aggregate Dollar amount of all items submitted to the Accounting Firm. In the event that the Representative delivers a Notice of Disagreement to the Buyer within the foregoing forty-five day period, then the Adjustment Statement (as revised to reflect resolution) shall become final, conclusive and binding upon the Parties on the date such Parties resolve in writing all differences they have with respect to any matter included in the Notice of Disagreement pursuant to the dispute resolution procedures set forth herein or by mutual agreement of the Parties.

(h)           The Accounting Firm shall determine and report in writing to the Buyer and Representative as to the resolution of all disputed matters submitted to the Accounting Firm and the effect of such determinations on the Adjustment Statement within ten Business Days after such submission or such longer period as the Accounting Firm may reasonably require, and such determinations shall be final, conclusive and binding as to the Parties.  In resolving any disputed item, the Accounting Firm, acting in the capacity of an expert and not as an arbitrator:  (i) shall limit its review to matters specifically set forth in the Notice of Disagreement delivered pursuant to Section 2.6(g) as a disputed item (other than matters thereafter resolved by mutual written agreement of the Buyer and the Representative), (ii) shall further limit its review to whether the calculation of any such disputed item is mathematically accurate and has been prepared using the same principles, practices, methodologies and policies used in preparation of the Preliminary Statement, and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any other Party in the Adjustment Statement or in the Notice of Disagreement delivered pursuant to Section 2.6(g).  The Buyer and the Representative shall each furnish to the Accounting Firm such workpapers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as the Accounting Firm may reasonably request in connection with its determination of such disputed items.

(i)            The Preliminary Purchase Price as adjusted by the Adjustment Amount, if at all, as finally determined pursuant to this Section 2.6, shall be referred to herein as the “Final Purchase Price.”

(j)            If, upon determination of the Adjustment Amount, the Final Purchase Price is greater than the Preliminary Purchase Price, then:

(i)            the Buyer and the Representative shall cause the Escrow Agent to release to the Sellers (in accordance with their respective Pro Rata Share) an amount equal to the product of the Sellers’ Part times the Adjustment Escrow Amount from the Sellers’ Escrow Account;

(ii)           the Company and the Representative shall cause the Escrow Agent to release to the Phantom Holders an amount equal to the product of the Phantom Part times the Adjustment Escrow Amount from the Phantom Escrow Account;

(iii)          the Company shall pay to the Phantom Holders the incremental amount in cash in respect of the Phantom Units, determined on a basis consistent with the methodology for calculating Closing Company Transaction Expenses; and

(iv)          the Buyer shall pay to the Sellers (in accordance with their respective Pro Rata Shares) an amount in cash equal to the Adjustment Amount;

(k)           If, upon determination of the Adjustment Amount, the Final Purchase Price is less than the Preliminary Purchase Price, then:

(i)            the Buyer and the Representative shall cause the Escrow Agent to release to the Buyer from the Seller Escrow Account an amount equal to the Adjustment Amount;

(ii)           the Company and the Representative shall cause the Escrow Agent to release to the Company from the Phantom Escrow Account an amount equal to the incremental reduction in the amount payable in respect of the Phantom Units, determined on a basis consistent with the methodology for calculating Closing Company Transaction Expenses; provided, that;

(1)           if the Adjustment Amount exceeds the Adjustment Escrow Amount, each Seller shall deliver to the Escrow Agent for deposit into the Seller’s Escrow Account such Seller’s Pro Rata Share of the Sellers’ Part of such excess, and the Phantom Holders shall deliver to the Escrow Agent for deposit into the Phantom Escrow Account the Phantom Part of such excess (determined on a basis consistent with the methodology for calculating Closing Company Transaction Expense); or

(2)           if the Adjustment Amount is less than the Adjustment Escrow Amount, the Buyer and the Representative shall cause the Escrow Agent to release to the Sellers (in accordance with their respective Pro Rata Shares) an amount equal to the product of the Sellers’ Part times the remaining balance of the Adjustment Escrow Amount, and the Company and the Representative shall cause the Escrow Agent to release to the Phantom Holders an amount equal to the product of the Phantom Part times the remaining balance of the Adjustment Escrow Amount.

(l)            If the Preliminary Purchase Price equals the Final Purchase Price, then the Buyer and the Representative shall cause the Escrow Agent to release to the Sellers (in accordance with their respective Pro Rata Shares) an amount equal to the product of the Sellers’ Part times the Adjustment Escrow Amount, and the Company and the Representative shall cause the Escrow Agent to release to the Phantom Holders an amount equal to the product of the Phantom Part times the Adjustment Escrow Amount.

(m)          All  payments made pursuant to this Section 2.6 shall be made (and, with respect to amounts to be released by the Escrow Agent, the Buyer, the Company, and the Representative shall take all commercially reasonable action to cause the Escrow Agent to release the required amounts) by wire transfer of immediately available funds within five Business Days following determination of the Final Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY

The Company represents and warrants to the Buyer as of the date hereof, except as set forth in the Disclosure Schedule, as follows:

Section 3.1.           Organization of the Company.  The Company is a corporation, duly organized and validly existing under the Laws of the State of Washington and has all requisite corporate power and corporate authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Company.  The Company has made available to the Buyer a correct and complete copy of its articles of incorporation and bylaws, as currently in effect, and is not in violation of any provisions of its articles of incorporation or bylaws.

Section 3.2.           Authorization.  The Company has the requisite corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and upon execution and delivery thereof, the other Transaction Documents to which it is a party will have been duly executed and delivered by the Company. Assuming that this Agreement and the other Transaction Documents to which it is a party are valid and binding obligations of the other parties thereto, this Agreement, and upon execution and delivery, the other Transaction Documents to which it is a party, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Remedies Exception.

Section 3.3.           Capitalization; Subsidiaries.

(a)           The authorized capital stock of the Company consists of 500 Shares of common stock, $0.001 par value, of which 158.34845 Shares are issued and outstanding as of the date hereof.  All such outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights.  The Company has no Subsidiaries and holds no interest in any equity securities or Rights of any other Person.  There are no dividends that have accrued or been declared but are unpaid on the outstanding Shares.  The Buyer will acquire all of the outstanding shares of the Company at the Closing.

(b)           Except as disclosed in Section 3.3(b) of the Disclosure Schedule, (i) there are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock or stock rights of the Company, (ii) there is no existing Right or any existing contract or agreement to which the Company is a party requiring, and there are no convertible securities of the Company outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock or other equity interests of the Company or other securities convertible into shares of capital stock or other equity interests of the Company to any Person, (iii) there is no existing contract or agreement to which the Company is a party requiring the repurchase, redemption or other acquisition of any stock or other equity rights of the Company, (iv) except as contemplated by this Agreement, there are no restrictions on transfer of any shares of capital stock or other equity rights of the Company (other than compliance with the Securities Act and state securities Laws), including any preemptive rights, that would preclude consummation of the transactions contemplated by this Agreement and (v) the Company has no obligation to make payments to any Person in amounts determined by reference to the value of any capital stock of the Company.

Section 3.4.           Noncontravention.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) violate any provision of the articles of incorporation or bylaws of the Company, (b) except as set forth in Section 3.4 of the Disclosure Schedule, result in a breach of, constitute a default or event of default, create rights of acceleration, termination, cancellation or loss of rights under or give rise to any notification or consent requirement under any Material Contract, (c) result in the imposition or creation of any Lien upon, or with respect to, any assets owned or used by the Company or (d) subject to the Consents of Governmental Authorities described in Section 3.5 and compliance with the HSR Act and Section 203 of the Federal Power Act, violate any Law to which the Company is subject, except, in the case of clauses (b), (c) and

(d), for such breaches, requirements, Liens or violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

Section 3.5.                                 Government Authorizations.  Except for (a) required filings under the HSR Act and Section 203 of the Federal Power Act, (b) compliance with any applicable requirements of the Securities Act, (c) compliance with any other applicable state securities Laws, (d) Consents that, if not obtained, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (e) Consents not required to be obtained until after the Closing and (f) Consents set forth in Section 3.5 of the Disclosure Schedule, no Consent of any Governmental Authority is required to be obtained by the Company or the Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than any such requirement that is applicable as a result of the specific legal or regulatory status of the Buyer or as a result of any other facts that specifically relate to the business or activities in which the Buyer is engaged as of the date hereof.

Section 3.6.                                 Financial Statements.

(a)                                 Set forth in Section 3.6(a) of the Disclosure Schedule are (i) the audited balance sheets of the Company as of December 31, 2012, December 31, 2011 and December 31, 2010 and the related statements of income, cash flows and shareholders’ equity for the fiscal years then ended, in each case, accompanied by the notes thereto and the audit reports of the Company (the “Audited Financial Statements”) and (ii) the unaudited balance sheets of the Company as of March 31, 2013 and the related statements of income, cash flows and shareholders’ equity for the three-month period then ended (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Company Financial Statements”).  Except as set forth therein (including the notes thereto), the Company Financial Statements present fairly, in all material respects, the consolidated financial position, statements of income and cash flows of the Company (as the case may be) at the respective dates set forth therein and for the respective periods covered thereby, and have been prepared from and are consistent with the books and records of the Company, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of the Unaudited Financial Statements, for normal year-end audit and Tax adjustments, in each case, the effect of which will not, individually or in the aggregate, be materially adverse to the Company, and for the absence of notes that, if presented, would not differ materially from those included in the Audited Financial Statements).

(b)                                 The Company makes and keeps and, for all periods covered by the Company Financial Statements, has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company.

(c)                                  The Company maintains internal controls sufficient to provide reasonable assurance (i) that receipts and expenditures of the Company are being made only in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit preparation of the Company’s Financial Statements, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company Financial Statements.

(d)                                 Neither the Company nor, to the Knowledge of the Company, any representative of the Company has received any material written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or internal accounting controls of the Company, including any material written complaint, allegation, assertion or claim that the Company has engaged in improper accounting or auditing practices.

Section 3.7.                                 No Undisclosed Liabilities.  Except as disclosed in Section 3.7 of the Disclosure Schedule, or except as reflected, reserved against or otherwise disclosed in the Company Financial Statements, the Company has no material Liabilities that would be required to be reflected in, reserved against or otherwise disclosed on a consolidated balance sheet prepared in accordance with GAAP, other than (a) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, (b) Liabilities relating to the future performance of contracts or agreements to which the Company is a party in accordance with the terms thereof and (c) Liabilities incurred in connection with the transactions contemplated hereby.

Section 3.8.                                 Absence of Certain Changes.  Except as contemplated by or disclosed in this Agreement or as set forth in Section 3.8 of the Disclosure Schedule, since the Balance Sheet Date the Company has (i) conducted the business in all material respects only in the Ordinary Course of Business and (ii) not suffered a Material Adverse Effect.  Without limiting the generality of the foregoing, since the Balance Sheet Date, except as contemplated by or disclosed in this Agreement or as set forth in Section 3.8 of the Disclosure Schedule, the Company has not:

(a)                                 issued or sold, or granted any Rights convertible or exchangeable into, shares of any class of capital stock of the Company;

(b)                                 incurred any indebtedness other than in the Ordinary Course of Business under the Senior Credit Agreement or assumed or guaranteed any indebtedness for borrowed money of any other Person in an aggregate amount exceeding $3 million individually or $10 million in the aggregate or made any loans or advances to any other Person, other than advances to employees and officers in the Ordinary Course of Business;

(c)                                  declared, set aside or made any payment or distribution of cash or other property with respect to its capital stock or other equity securities or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any Right to acquire its capital stock or other equity securities);

(d)                                 sold, assigned, transferred, leased, licensed or abandoned any of its tangible assets involving more than $3 million individually or $10 million in the aggregate (other than sales of inventory or obsolete or worn out assets in the Ordinary Course of Business);

(e)                                  entered into any acquisition or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire a substantial portion of the assets of, or in any other manner any business of any other Person for consideration in excess of $3 million;

(f)                                   made any change in any method of accounting or accounting policies, except as required by GAAP or applicable Law;

(g)                                  amended its articles of incorporation or bylaws;

(h)                                 entered into, amended or modified any collective bargaining or other agreement with any authorized representative of the Company’s employees;

(i)                                     received notice of or had actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character that has had or could reasonably be expected to have an adverse effect on the Company or its business;

(j)                                    adopted, terminated or modified any Company Plan;

(k)                                 made any change in the compensation of any employee of the Company, other than in the Ordinary Course of Business; or

(l)                                     agreed, whether in writing or otherwise, to do any of the foregoing.

Section 3.9.                                 Tax Matters.  Except as set forth in Section 3.9 of the Disclosure Schedule:

(a)                                 The Company has (i) filed, or caused to be filed, all material Tax Returns that it was required to file, and (ii) paid or caused to be paid all Taxes shown thereon as owing. All such Tax Returns were correct and complete in all material respects.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  There are no material Liens for Taxes on any of the assets of the Company, other than Permitted Liens.

(b)                                 The Company has not received from any foreign, federal, state, or local Taxing authority (including jurisdictions in which the Company has not filed Tax Returns) written notice of any material ongoing or pending audits, examinations, investigations, assessments, levies, administrative Actions, judicial Actions or other Actions with respect to the Company in respect of Taxes.

(c)                                  All income Tax Returns required to be filed by the Company for taxable years ending on or before December 31, 2010 have been examined by the Internal Revenue Service or other appropriate Tax authority and the examination concluded, or are Tax Returns with respect to which the period during which any assessments may be made by the Internal Revenue Service or other appropriate Tax authority has expired (taking into account any extension or waiver thereof).

(d)                                 The Company has not waived any statute of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency which extension is still in effect (other than by filing Tax Returns pursuant to extensions of time to file that do not require the affirmative consent of the applicable Tax authority).

(e)                                  The Company has delivered or made available to the Buyer correct and complete copies of all income and franchise Tax Returns filed by the Company for taxable years ending after December 31, 2008 and all examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2008.

(f)                                   As of the Closing, the Company will not be a party to, or have any Liability or obligation under, any income Tax allocation or sharing agreement.

(g)                                  The Company has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which was the Company, except during the period beginning June 1, 2007 and ending October 31, 2007, when the Company was included in a consolidated return filed by an Affiliated Group the common parent of which was Brascan (US) Corporation.  The Company has no Liability for the Taxes of any other Person, including Brascan (US) Corporation or any member of its Affiliated Group, under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h)                                 The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets as of the Balance Sheet Date (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(i)                                     The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Code §108(i).

Section 3.10.                          Real Property.

(a)                                 Section 3.10(a) of the Disclosure Schedule sets forth each Owned Real Property of the Company.  With respect to each Owned Real Property:  (A) the Company has fee simple title to such Owned Real Property, free and clear of all Liens, except (i) those matters set forth or referenced in Section 3.10(a) of the Disclosure Schedule and (ii) Permitted Liens; (B) except as set forth or referenced in Section 3.10(a) of the Disclosure Schedule, the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (C) other than the right of the Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease such Owned Real Property or any portion thereof or interest therein.  Except as disclosed in Section 3.10(a) of the Disclosure Schedule, the Company is not currently a party to any agreement or option to purchase or lease any real property or interest therein after the date hereof.  The Company has delivered to Buyer true, correct, and complete copies of all deeds, surveys, title commitments and/or policies, certificates of occupancy, appraisals, property reports and other similar documents related to the Owned Real Property in the possession, control or custody of the Company.

(b)                                 Section 3.10(b) of the Disclosure Schedule sets forth a true and complete list of all leases of real property under which the Company is a lessee or sub-lessee (collectively, the “Real Property Leases”).  The real property leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property subject to the Real Property Leases is hereinafter referred to as the “Leased Real Property.”  True and correct copies of the Real Property Leases, together with all amendments, extensions, renewals, guarantees, and other agreements with respect thereto and assignments thereof, have been made available to the Buyer prior to the date hereof.  Except as set forth in Section 3.10(b) of the Disclosure Schedule, (i) the Company is not in breach of or default in any material respect under any Real Property Lease, nor to the Knowledge of the Company do any facts or circumstances exist which, with notice or lapse of time or both, would become a default under any of the Real Property Leases, (ii) to the Company’s Knowledge, no lessor is in default in any material respect under any Real Property Lease, (iii) each Real Property Lease is a legal, valid, binding, enforceable obligation, subject to the Remedies Exception, of the Company and to the Company’s Knowledge, the other party thereto, (iv) the transactions contemplated by this Agreement do not require the consent of any other party to such Real Property Lease and will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable, subject to the Remedies Exception, and in full force and effect on identical terms following the Closing, and (v) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c)                                  Section 3.10(c) of the Disclosure Schedule sets forth a true and complete list of all current bailees, warehouseman, similar parties and cosignees which hold materials or inventory of the Company from time to time.

(d)                                 Except as disclosed in Section 3.10(a) of the Disclosure Schedule, the Company has not received notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or parcel of Leased Real Property.

(e)                                  The Owned Real Property identified in Section 3.10(a) of the Disclosure Schedule, the Leased Real Property subject to the Real Property Leases identified in Section 3.10(b) of the Disclosure Schedule, and the warehouse, consignment and other arrangements described in Section 3.10(c) of the Disclosure Schedule comprise all of the real property used or intended to be used in the business of the Company and are sufficient for the Company to conduct its business as presently conducted.

Section 3.11.                          Intellectual Property.  This Section 3.11 shall constitute the sole representations and warranties with respect to Intellectual Property matters except to the extent other representations and warranties in this Agreement expressly refer to “Intellectual Property.”

(a)                                 Section 3.11 of the Disclosure Schedule contains a complete and accurate list of Intellectual Property material to the operations of the Company owned by, licensed to or used by the Company (indicating with respect to Intellectual Property not owned by the Company, the license agreement pursuant to which the Company is licensed to use such Intellectual Property), including:  (i) issued patents and pending patent applications, (ii) registrations and applications for registration of Marks and copyrights, (iii) Software (other than mass-marketed Software), and (iv) unregistered Marks that are word or design trademarks and that are owned by the Company.  For purposes of this Agreement, “mass-marketed Software” means Software that is (or at the time of acquisition by or licensing to the Company was) generally available from a commercial source to businesses and subject to “shrink-wrap” or “click-through” license agreements, but does not include custom Software developed specifically for the Company.

(b)                                 Except as set forth in Section 3.11 of the Disclosure Schedule, to the Company’s Knowledge, the Company owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable agreement, all Intellectual Property used by, and that is material to or necessary for, the Company in the operation of its business as currently conducted (including the Intellectual Property set forth in Section 3.11 of the Disclosure Schedule) (collectively, and together with all other material Intellectual Property owned by the Company, the “Company Intellectual Property”).  Except as set forth in Section 3.11 of the Disclosure Schedule, to the Company’s Knowledge, (i) the Company Intellectual Property is in all material respects valid and in full force and effect, (ii) the conduct of the business of the Company is not currently operated in a manner that infringes, misappropriates, or otherwise conflicts with any Intellectual Property rights of any third parties, (iii) there are no claims or actions, judgments, settlements, or orders against the Company that have been asserted within the past four years that have not been settled or resolved, or that are presently pending, or to the Company’s Knowledge, that have been threatened, that contest the validity, use, ownership, enforceability, registrability or patentability of any of the Company Intellectual Property and (iv) the rights of the Company in and to the Company Intellectual Property will not be limited or otherwise adversely affected by reason of the transactions contemplated herein.  To the Company’s Knowledge, no third party is infringing, misappropriating or otherwise conflicting with any Company Intellectual Property in any material respect.

(c)                                  The computer systems, including the Software, firmware, hardware, networks, interfaces, and related systems owned or used by the Company in the conduct of its business are sufficient in all material respects for the current needs of the Company.

(d)                                 The Company has made commercially reasonable efforts to maintain and preserve, and prevent the disclosure or unauthorized use of, the Company Intellectual Property, including:  (i) protecting against computer viruses, (ii) entering into valid and effective Intellectual Property assignment and/or “work for hire” agreements and confidentiality/non-disclosure agreements with employees, consultants, stockholders, agents of the Company, and any other third parties who may have accessed, developed, or created Company Intellectual Property, and (iii) making all filings and all payments of all maintenance or similar fees for any Company Intellectual Property listed in Section 3.11 of the Disclosure Schedule.

Section 3.12.                          Environmental Matters.  This Section 3.12 shall constitute the sole representations and warranties of the Company with respect to environmental matters.  Except as set forth in Section 3.12 of the Disclosure Schedule:

(a)                                 The Company is not in violation of any Environmental Law or any Environmental Permits or other authorization from a Governmental Authority issued to the

Company under Environmental Law, and the Company has not received any notice, which remains uncured, alleging that the Company is in violation of, or subject to Liability under, any Environmental Law, that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

(b)                                 The Company is not subject to any outstanding consent decree or administrative order from any Governmental Authority pursuant to any Environmental Law that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

(c)                                  To the Company’s Knowledge, the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to any Hazardous Material that would result in material Liability to the Company and, to the Company’s Knowledge, no Hazardous Material has leached or migrated from any Covered Property to any off-site location or leached or migrated from any off-site location onto any Covered Property.

(d)                                 True, complete and correct copies of each material site assessment, audit or report concerning any Covered Property generated or produced during the last three years and in the possession or under the reasonable control of any Seller, the Company or any of their respective Affiliates have been delivered or made available to the Buyer prior to the date hereof.

(e)                                  Section 3.12(e) of the Disclosure Schedule sets forth a list of all material Environmental Permits; all such Environmental Permits are in full force and effect and no action or proceeding to revoke, limit or modify any of the same is pending or, to the Company’s Knowledge, threatened; and such Environmental Permits constitute all of the Environmental Permits necessary for the conduct of the business of the Company as it is currently conducted.

(f)                                   The Company has not received any written notice from any Person alleging that the Company has caused any damage, including bodily injury or property damage, as a result of non-compliance with Environmental Laws or the use, storage, handling, disposal, release or threatened release of or exposure to, Hazardous Materials.

Section 3.13.                          Material Contracts.

(a)                                 Section 3.13 of the Disclosure Schedule lists the following agreements to which the Company is a party and which are in effect on the date hereof:

(i)                                     any contract requiring a capital expenditure by the Company in excess of $5 million in any calendar year;

(ii)                                  any contract requiring known or liquidated expenditures or payments by the Company in excess of $5 million in any calendar year, other than those that can be terminated without material penalty by the Company upon not more than 180 days’ notice;

(iii)                               any contract under which the Company is obligated to sell or lease personal property (excluding sales of items of inventory in the Ordinary Course of Business) to another Person having a value in excess of $5 million in any calendar year;

(iv)                              any contract that contains a covenant not to compete or restricts the rights of the Company to freely engage in business anywhere in the world;

(v)                                 any contract under which the Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money in excess of $25 million individually or in the aggregate, (B) granted a Lien on its assets, whether tangible or intangible, to secure such indebtedness for borrowed money in excess of $25 million individually or in the aggregate or (C) extended credit to any Person, in each case, in an amount in excess of $5 million of committed credit;

(vi)                              any collective bargaining or similar labor contracts or agreements;

(vii)                           any contract establishing any joint venture, partnership or limited liability company involving a sharing of profits and losses with any other Person;

(viii)                        any contract with any Governmental Authority under which the Company is required to pay more than $5 million in any calendar year or receives benefits of more than $5 million in any calendar year;

(ix)                              any contract with any supplier under which the Company is obligated to purchase goods (other than capital expenditures) or services, including advertising, marketing or promotion of Company products, involving consideration in excess of $5 million in any calendar year (except with respect to purchase of items of inventory in the Ordinary Course of Business), or that is not terminable by the Company upon notice of 180 days or less;

(x)                                 any contract with any customer of the Company under which the Company is obligated to sell Company products in an amount in excess of $5 million in any calendar year or that is not terminable by the Company upon notice of 180 days or less;

(xi)                              any contract or series of related contracts for the sale of any asset of the Company involving consideration in excess of $5 million individually, or $10 million in the aggregate, except with respect to sales of items of inventory in the Ordinary Course of Business;

(xii)                           any contract under which the Company is obligated to make any payment or which otherwise becomes due as a result of the consummation of the transactions contemplated hereby (including all transaction bonuses, change of control payments, “stay” bonuses, “phantom” stock and similar payments);

(xiii)                        any contract that contains a “take or pay” or other similar terms involving the expenditure in excess of $5 million or that is not terminable by the Company upon notice of 180 days of less;

(xiv)                       any contract obligating the Company to sell goods containing a “most favored nation” or other similar pricing terms involving consideration in excess of $5 million or that is not terminable by the Company upon notice of 180 days or less;

(xv)                          any contract containing a minimum sales or volume requirement or providing for rebates in excess of $5 million or that is not terminable by the Company upon notice of 180 days or less;

(xvi)                       any material contract with any present employee, contractor or consultant of the Company for employment, separation from employment, or to perform services; and

(xvii)                    to the Company’s Knowledge, any other agreement which is material to the operations and business of the Company, taken as a whole, whether or not in the Ordinary Course of Business, the termination of which would have a Material Adverse Effect on the Company.

All contracts set forth in Section 3.11, 3.13 and 3.16(a) of the Disclosure Schedule are referred to herein as “Material Contracts.”

(b)                                 Except as set forth in Section 3.13 of the Disclosure Schedule, (i) each Material Contract is in full force and effect and is the legal, valid and binding obligation, subject to the Remedies Exception, of the Company and, to the Company’s Knowledge, the other parties thereto (the “Other Parties”), and (ii) neither the Company, nor, to the Company’s Knowledge, any of the Other Parties to any Material Contract is in breach, violation or default, and no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by the Company or, to the Company’s Knowledge, any Other Party, or permit termination, modification, or acceleration by the Other Parties under such Material Contract, except for breaches, violations or defaults which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

Section 3.14.                          Insurance.

(a)                                 Section 3.14(a) of the Disclosure Schedule sets forth a correct and complete list (that includes a description of policy limits and deductibles) of all current material insurance policies owned or held by the Company, including any self insurance plan or policy for medical, worker’s compensation or automobile insurance (excluding any policies where the Company is an additional party insured) (collectively, the “Material Policies”).  Except as set forth on Section 3.14 of the Disclosure Schedule, all such policies (i) are in full force and effect, (ii) are current on premium payments, (iii) are customary for companies of similar size and business as the Company, (iv) no notice of cancellation or intent to cancel has been received by the Company with respect to any Material Policies and (v) to the Company’s Knowledge, will be in full force without interruption until and following the Closing Date.  The Company has delivered or made available to Buyer correct and complete copies of the Material Policies and all amendments and riders thereto.

(b)                                 Except as set forth in Section 3.14(b) of the Disclosure Schedule, (i) the Company has not received any written notice from the insurer under any Material Policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy, and (ii) to the Company’s Knowledge, there is no Action currently pending in respect of which the Company has received such a notice, except Actions that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

Section 3.15.                          Litigation.  Except as set forth in Section 3.15 of the Disclosure Schedule, (a) there are no Actions pending or, to the Company’s Knowledge, threatened against the Company which would reasonably be expected to result in Liability for the Company, exceeding $1 million individually or $5 million in the aggregate, and (b) there are no outstanding injunctions, judgments, orders, decrees, rulings, or charges to which the Company is a party or by which the Company is bound by or with any Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.16.                          Employee Matters; ERISA.

(a)                                 Section 3.16(a) of the Disclosure Schedule contains a complete and accurate list of each “employee benefit plan” as defined in Section 3(3) of ERISA sponsored or maintained by the Company, and each other material employee benefit plan, program, agreement or arrangement, including any employment, severance, retention, change in control or similar agreement, sponsored or maintained by or contributed or required to be contributed to by the Company or with respect to which the Company has any Liability (each a “Company Plan” and, collectively, the “Company Plans”). Section 3.16(a) of the Disclosure Schedule identifies each Company Plan that is sponsored by the Company (which shall include any Company Plan that is an agreement to which the Company is a party).  The Company does not maintain, operate, or have Liability with respect to any Company Plan that is subject to the Laws of a jurisdiction outside of the United States.

(b)                                 Each Company Plan sponsored by the Company and each related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its terms and with Law, including ERISA and the Code.  To the Company’s Knowledge, each other Company Plan has been maintained, funded and administered in compliance in all material respects with its terms and with Law, including ERISA and the Code.  Except as set forth in Section 3.16(b) of the Disclosure Schedule, with respect to each Company Plan, all Company contributions or payments (including any premium payments) that are due have been made within the time periods prescribed by the terms of each Company Plan, ERISA and the Code, and all contributions or payments (including any premium payments) for any period ending on or before the Closing Date have been made or properly accrued or, to the extent not required to be made or paid on or before the date hereof, have been properly reflected on the Company Financial Statements.

(c)                                  Section 3.16(c) of the Disclosure Schedule identifies each Company Plan which is intended to be qualified under Section 401(a) of the Code. Each such Company Plan sponsored by the Company is so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service and nothing has occurred that would materially and adversely affect the qualified status of any such Company Plan.

(d)                                 There is no pending or, to the Company’s Knowledge, threatened Action or claim relating to the Company Plans (other than routine claims for benefits) and, to the Company’s Knowledge, there is no basis for any such Action or claim.  To the Company’s Knowledge, there have been no non-exempt “prohibited transactions” (as defined in Section 4975 of the Code and Section 406 of ERISA) with respect to any Company Plan involving any “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) with respect to which the Company or any employee of the Company could reasonably expect to have any Liability (including Liability on account of an indemnification obligation).  No “fiduciary” (as defined in Section 3(21) of ERISA) of any Company Plan sponsored by the Company has any material Liability for breach of fiduciary duty or any other act or omission with respect to the investment and administration of the assets of any such Company Plan.

(e)                                  Except as set forth in Section 3.16(e) of the Disclosure Schedule, the Company does not maintain, sponsor, contribute to, have any obligation to contribute to, or have any Liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is subject to Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan,” within the meaning of Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code.  The Company does not have any Liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA.  With respect to each plan set forth, or required to be set forth in Section 3.16(e) of the Disclosure Schedule that is not a multiemployer plan or a multiple employer welfare arrangement, no “reportable event” (as defined in Section 4043 of ERISA) has occurred, nor has notice of any such event been required to be filed, in any case within the past twelve (12) months.

(f)                                   With respect to each Company Plan sponsored by the Company, the Company has provided or made available to the Buyer true and complete copies of the following documents, to the extent applicable:  (i) the most recent plan documents and all amendments thereto; (ii) the most recent trust instruments and insurance contracts or other funding arrangements that hold Company Plan assets; (iii) the two most recent Forms 5500 (along with all accompanying schedules and financial reports) filed with the Internal Revenue Service; (iv) the most recent summary plan description and all summaries of material modifications thereto; (v) the most recent determination, advisory or opinion letter issued by the Internal Revenue Service; (vi) all actuarial valuation reports and funding notices for the two most recent plan years; (vii) a written description of each Company Plan that is not otherwise in writing; and (viii) all material correspondence with a Governmental Authority during the preceding six years.  With respect to each Company Plan contributed to or required to be contributed to by the Company, the Company has provided or made available all material documents in the Company’s possession governing the Company’s participation in and contributions to such plan.

(g)                                  Except as set forth in Section 3.16(g) of the Disclosure Schedule, the Company does not maintain, contribute to or have any Liability with respect to the provision of post-employment or post-termination health or life insurance or any other welfare-type benefits to any Person other than as required under COBRA and, to the extent the Company maintains or provides any such post-employment welfare benefits, (i) the Company has properly expensed, and accrued liabilities for such benefits under GAAP and any other applicable accounting standard and (ii) the Company has reserved the right to terminate such benefits, and all prior terminations and modifications of such benefits have complied with applicable Law and the terms of the arrangements providing for such benefits. The Company has complied and is in compliance in all material respects with the requirements of COBRA and HIPAA (relating to certificates of credible coverage, privacy and security) and does not have any Liability on account of a violation thereof.

(h)                                 Except as set forth in Section 3.16(h) of the Disclosure Schedule, the transactions contemplated by this Agreement (either alone or in combination with another event) will not cause the acceleration of vesting in, or payment of, any benefits under any Company Plan and will not otherwise accelerate or increase any Liability under any Company Plan; and no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either alone or in combination with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  The Company does not have any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.

(i)                                     Each Company Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all material respects according to the requirements of Section 409A of the Code.  The Company does not have any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(j)                                    Each Company Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a “Title IV Plan”) is set forth on Section 3.16(j)(i) of the Disclosure Schedule, and the representations made in this Section 3.16(j) are made subject to the exceptions set forth in Section 3.16(j) of the Disclosure Schedule.  No Title IV Plan has failed to meet the minimum funding standard (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. There is no Action pending, to terminate any Title IV Plan and to the Company’s Knowledge, no condition exists that would reasonably be expected to present a material risk that such Action will be instituted.  No “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any Title IV Plan, nor has notice of any such event been required to be filed for any Title IV Plan, in any case within the past twelve (12) months.  No Title IV Plan has failed to satisfy the minimum funding standard (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither the Company nor any ERISA Affiliate has an outstanding funding waiver with respect to any Title IV Plan, and there has been no determination that any such plan is, or is expected to be, in “at risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code). Except as set forth on Section 3.16(j) of the Disclosure Schedule, the present value of all accrued benefits under any Title IV Plan (based on those assumptions used to fund such plan) did not, as of the most recent annual valuation date in respect of each such plan, exceed the fair market value of the assets of the plan allocable to such benefits.

(k)                                 The Company has not received notice of withdrawal liability with respect to any Multiemployer Plan, and nothing has occurred, and no circumstances exist, pursuant to which the Company could reasonably be expected to have any Liability for a withdrawal from a

Multiemployer Plan.  The Company is a participating employer in one Multiemployer Plan which is “at risk,” as further described in Section 3.16(k) of the Disclosure Schedule.

Section 3.17.                          Labor Matters.

(a)                                 Except as set forth in Section 3.17 of the Disclosure Schedule, there are no pending or, to the Company’s Knowledge, threatened, strikes, lockouts, work stoppages or slowdowns involving the employees of the Company, and there have been no material strikes, lockouts or work stoppages within the past three years.

(b)                                 Section 3.17 of the Disclosure Schedule lists collective bargaining agreements between the Company and a labor union or labor organization as of the date hereof.  The Company is not a party to, nor is it bound by, any other collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  As of the date hereof, to the Company’s Knowledge, there are no labor organizational campaigns, representation or certification proceedings or petitions seeking a representation proceeding with respect to any of the employees of the Company.

(c)                                  Except as set forth in Schedule 3.17 of the Disclosure Schedule, there is no Action against the Company pending or to the Company’s Knowledge, threatened, respecting or involving any employee or applicant for employment, or any class of the foregoing, including before (i) the National Labor Relations Board or any corresponding state governmental agency, whether relating to any unfair labor practice or any question concerning representation, (ii) the Equal Employment Opportunity Commission or any other corresponding state or local fair employment practices governmental agency relating to any claim or charge of discrimination or harassment in employment, (iii) the United States Department of Labor or any other corresponding state or local governmental agency relating to any claim or charge concerning hours of work, wages or employment practices, (iv) the Occupational Safety and Health Administration or any other corresponding state or local government agency relating to any claim or charge concerning employee safety or health and (v) the Office of Federal Contract Compliance or any corresponding state governmental agency.

(d)                                 The Company has provided Buyer a schedule that is true and complete in all material respects setting forth the following information for each employee employed by the Company as of April 30, 2013:  name; position; market location; classification as exempt or non-exempt; union or nonunion; most recent date of hire; service credited for purposes of vesting and eligibility under any Company Plan; and current status as either active or on leave, and if on leave, the type and beginning date of such leave and the expected return date.

(e)                                  The employment of any terminated former employee has been terminated in material compliance with any applicable contract terms and applicable Law, and other than (i) with respect to any COBRA obligations of the Company or (ii) ongoing severance payments being made by the Company to the individuals set forth Section 3.17(e) of the Disclosure Schedule, which schedule is true and correct in all material respects as of April 30, 2013, the Company has no liability or obligation under any contract or applicable Law toward any such terminated employee. Except as set forth in Section 3.17(e) of the Disclosure Schedule, the transactions contemplated by this Agreement will not cause the Company to incur or suffer any liability relating to, or obligation to pay severance, termination, or similar payments to any Person.

(f)                                   To the Company’s Knowledge, no employee is subject to any noncompetition agreement, or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of this business of the Company.

Section 3.18.                          Legal Compliance.  The Company is not in violation of any Law applicable to its assets, business or operations that would have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.19.                          Licenses and Permits.  The Company possesses or has been granted all Licenses and Permits necessary for the operation of its business as currently conducted, except such Licenses and Permits for which the failure to possess would not have a Material Adverse Effect on the Company (collectively, the “Material Licenses”).  The Company is in compliance in all material respects with the Material Licenses and all Material Licenses are in full force and effect, except where the failure of any Material License to be in full force and effect would not have a Material Adverse Effect on the Company.

Section 3.20.                          Brokers’ Fees.  Except as set forth in Section 3.20 of the Disclosure Schedule, the Company has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Company or any of its Affiliates to pay any fees, commissions or expenses of or to any broker or finder or Person providing comparable or similar services as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.21.                          Tangible Personal Property.  Except as, individually or in the aggregate, would not have a Material Adverse Effect, the Company has title to, a valid license to use, or a valid leasehold interest in, free and clear of all Liens (other than Permitted Liens), the tangible personal property used by it in the business of the Company or acquired after the date hereof for use in the business of the Company, except for tangible personal property disposed of in the Ordinary Course of Business since the Balance Sheet Date.  The tangible personal property of the Company, taken as a whole, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used.  Except as set forth in Section 3.21 of the Disclosure Schedule, the tangible assets owned or leased by the Company, or which the Company is entitled to use under license or other agreements, constitute all the tangible assets used by the Company in or otherwise necessary for the conduct of the business as currently conducted.

Section 3.22.                          Customers and Suppliers.  Section 3.22 of the Disclosure Schedule lists, without specifying names, the (i) ten largest customers of the Company (on a consolidated basis) for each of the two most recent fiscal years in terms of aggregate total sales in Dollars, and (ii) ten largest suppliers of the Company (on a consolidated basis) for each of the two most recent fiscal years in terms of aggregate total purchases in Dollars.  Since the Balance Sheet

Date, no customer listed on Section 3.22 of the Disclosure Schedule has delivered written notice to the Company that it will stop, or materially decrease the rate of, buying materials, products or services from the Company, and no supplier listed on Section 3.22 of the Disclosure Schedule has delivered written notice to the Company that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company.

Section 3.23.                          Powers of Attorney; Guarantees.  Except as set forth in Section 3.23 of the Disclosure Schedule, the Company does not have any obligation to act under any outstanding power of attorney or any obligation or Liability, either accrued, accruing or contingent, as guarantor, surety, co-signor, endorser (other than for purposes of collection in the Ordinary Course of Business), co-maker or indemnitor in respect of the obligation of any Person.

Section 3.24.                          Transactions with Affiliates.  Except as set forth in Section 3.24 of the Disclosure Schedule, no employee, officer, director, shareholder or Affiliate of the Company, and no entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property, tangible or intangible, that will survive past the Closing Date. Since January 1, 2012, no such Person has entered into any material transaction with the Company with respect to services and remuneration for services rendered as an employee, officer or director other than in the Ordinary Course of Business.

Section 3.25.                          Directors and Officers.  Section 3.25 of the Disclosure Schedule lists all officers and directors of the Company as of the date hereof.

Section 3.26.                          Bank Accounts.  Section 3.26 of the Disclosure Schedule sets forth a correct and complete list of each bank account, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account, safe deposit or lock box and the names of all Persons authorized to draw on it or to have access to it.

Section 3.27.                          Absence of Certain Business Practices.  The Company has, since April 20, 2007, been in compliance with all applicable Laws relating to (a) the U.S. Foreign Corrupt Practices Act and (b) U.S. export control and trade sanctions or U.S. embargoes.  The Company has not violated the antiboycott prohibitions contained in 50 U.S.C. Section 2401, et seq. or taken any action that can be penalized under Section 999 of the Code.

Section 3.28.                          Minute Books.  The minute books of the Company, copies of which have been made available to Buyer, contain true and complete records of all meetings held by, and corporate action taken by, the Company’s board of directors since April 20, 2007.

Section 3.29.                          No Other Representations.  Except for the representations and warranties contained in this Article III and in the certificate delivered pursuant to Section 7.3(a), neither the Company nor any Person acting on behalf of the Company makes any representation or warranty, express or implied.

Section 3.30.                          Indebtedness.  Except as set forth on the balance sheet for the Audited Financial Statements dated December 31, 2012, or Section 3.30 of the Disclosure Schedule, the Company is not obligated with respect to, and has no liability for, any Company Indebtedness.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
REGARDING THE SELLERS

Each Seller jointly and severally represents and warrants to the Buyer as of the date hereof, except as set forth in the Disclosure Schedule, as follows:

Section 4.1.                                 Organization.  Such Seller is duly organized, validly existing, and in good standing under the Laws of the State of Delaware.  Such Seller has all requisite limited partnership power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated.  Such Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or in good standing, individually or in the aggregate, would not have a material adverse effect on the ability of such Seller to consummate timely the transactions contemplated by this Agreement.

Section 4.2.                                 Authorization.  Such Seller has the requisite limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Seller.  This Agreement has been duly executed and delivered by such Seller and upon execution and delivery thereof, the other Transaction Documents to which it is a party will have been duly executed and delivered by the Company.  Assuming that this Agreement and the other Transaction Documents are valid and binding obligations of the Buyer and the Company, this Agreement, and upon execution and delivery, the other Transaction Documents to which such Seller is a party, constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, subject to the Remedies Exception.

Section 4.3.                                 Title to Shares.  Such Seller holds of record and owns beneficially the Shares set forth as owned by such Seller in Exhibit B.  All of the Shares owned by such Seller are free and clear of any and all Liens, except (a) as may be created by this Agreement, (b) as may be set forth in the articles of incorporation or bylaws of the Company, (c) for any restrictions on sales of securities under applicable securities Laws and (d) as may be set forth in Section 4.3 of the Disclosure Schedule.  Except as set forth in Section 4.3 of the Disclosure Schedule, such Seller is not a party to any convertible securities, calls, preemptive rights, options, warrants, purchase rights or other contracts, agreements or commitments (other than this Agreement) that would require such Seller to sell, transfer or otherwise dispose of the Shares held by such Seller or prohibit or conflict with such Seller’s obligations under this Agreement.  Except for this Agreement and as set forth in Section 4.3 of the Disclosure Schedule, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares held by such Seller.

Section 4.4.                                 Noncontravention.  Neither the execution and delivery of this Agreement by such Seller, nor the consummation by such Seller of the transactions contemplated hereby will (a) violate any provisions of its charter documents, (b) result in a breach, constitute a default or event of default, create rights of acceleration, termination, cancellation or loss of rights under or give rise to any notification or consent requirement under any material contract, agreement or any other material note, instrument, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligations to which such Seller is a party or the Shares or assets or properties of the Seller are subject or by which the Seller is bound, (c) subject to the Consents specified in Section 4.4 of the Disclosure Schedule and compliance with the HSR Act, violate in any material respect any Law to which such Seller is subject or (d) result in the imposition or creation of a Lien upon the Shares, except, in the case of clauses (b), (c) and (d), for such breaches, requirements, violations or Liens which, individually or in the aggregate, would not have a material adverse effect on the ability of such Seller to timely consummate the transactions contemplated hereby.

Section 4.5.                                 Litigation.  There are no Actions pending or, to the Knowledge of the Sellers, threatened that (a) challenge the validity or enforceability of any Seller’s obligations under this Agreement or (b) seek to prevent or delay, or otherwise would materially adversely affect, the consummation by the Sellers of the transactions contemplated hereby.

Section 4.6.                                 Brokers’ Fees.  No Seller has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Company or any of its Affiliates to pay any fees, commissions or expenses of or to any broker or finder or Person performing comparable or similar services as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 4.7.                                 No Other Representations.  Except for the representations and warranties contained in this Article IV and in the certificate delivered pursuant to Section 7.3(a), neither the Sellers nor any Person acting on behalf of the Sellers makes any representation or warranty, express or implied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
REGARDING THE BUYER

The Buyer represents and warrants to the Sellers as of the date hereof, except as set forth in the Disclosure Schedule, as follows:

Section 5.1.                                 Organization.  The Buyer is duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated.  The Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or in good standing, individually or in the aggregate, would not have a material adverse effect on the ability of the Buyer to consummate timely the transactions contemplated by this Agreement.

Section 5.2.                                 Authorization.  The Buyer has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of the Buyer.  This Agreement has been duly executed and delivered by the Buyer and upon execution and delivery thereof, the other Transaction Documents will have been duly executed and delivered by the Company. Assuming that this Agreement and the other Transaction Documents are valid and binding obligations of the Company and the Sellers, this Agreement, and upon execution and delivery, the other Transaction Documents, constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their terms, subject to the Remedies Exception.

Section 5.3.                                 Noncontravention.  Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby will (a) violate any provision of the charter documents of the Buyer, (b) result in a breach, constitute a default or event of default, create rights of acceleration, termination, cancellation or loss of rights under or give rise to any notification or consent requirement under any material contract or agreement to which the Buyer is a party or (c) subject to compliance with the HSR Act, violate in any material respect any Law to which the Buyer is subject, except, in the case of clauses (b) and (c), for such violations or breaches which, individually or in the aggregate, would not have a material adverse effect on the ability of the Buyer to consummate timely the transactions contemplated by this Agreement.

Section 5.4.                                 Government Authorizations.  Except for (a) required filings under the HSR Act and Section 203 of the Federal Power Act, (b) compliance with any applicable requirements of the Securities Act, (c) compliance with any other applicable state securities Laws and (d) as set forth in Section 5.4 of the Disclosure Schedule, no Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to the Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is party or the consummation by the Buyer of the transactions contemplated hereby and thereby, other than any such requirement that is applicable as a result of the specific legal or regulatory status of the Company or Sellers or as a result of any other facts that specifically relate to the business or activities in which the Company is engaged as of the date hereof.

Section 5.5.                                 Commitment Letters; Sufficient Funds.  The Buyer, as of the Closing, will have sufficient funds available (through credit arrangements or otherwise) to fully fund all of the Buyer’s obligations under this Agreement, including payment of the aggregate Preliminary Purchase Price, the Final Purchase Price and payment of all fees and expenses related to the transactions contemplated by this Agreement and any financing or refinancing of indebtedness of the Company in connection therewith.  The Buyer acknowledges that the availability of funding is not a condition precedent (under Section 7.3 or otherwise) to its obligations to close the transactions contemplated by this Agreement.  The Buyer has delivered to Seller true, correct and complete signed counterparts of the commitment letter, dated as of the date hereof (the “Commitment Letter”), among the Buyer, Bank of America N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC, which Commitment Letter provides the Buyer with debt financing (“Financing”) in respect of the transactions contemplated by this Agreement.  As of the date hereof, the Commitment Letters are binding on the Buyer and to the Knowledge of Buyer, the other parties thereto and in full force and effect and are not subject to any contingencies or conditions that are not set forth in the copies of the Commitment Letters.  The Buyer has no Knowledge or any reason to believe the Financing will not be made available to the Buyer on the Closing Date or that Buyer or any party to the Financing will be unable to satisfy the conditions or obligations under the Commitment Letters.  Any failure of the funding described in the Commitment Letters shall in no way alter the representation of Buyer set forth in this Section 5.5 that it has sufficient funds available to fully fund all of its obligations under this Agreement or its acknowledgement that availability of funding is not a condition precedent to its obligations to close the transactions contemplated by this Agreement.

Section 5.6.                                 Litigation.  There are no Actions pending or, to the Buyer’s Knowledge, threatened in law or in equity or before any Governmental Authority against the Buyer or any of its Affiliates which, individually or in the aggregate, would have a material adverse effect on the ability of the Buyer to consummate timely the transactions contemplated by this Agreement, and there are no outstanding injunctions, judgments, orders, decrees, rulings, or charges to which the Buyer or any of its Affiliates is a party or by which it is bound by or with any Governmental Authority which, individually or in the aggregate, would have a material adverse effect on the ability of the Buyer to consummate timely the transactions contemplated by this Agreement.

Section 5.7.                                 Brokers’ Fees.  Except as set forth in Section 5.7 of the Disclosure Schedule, which sets forth the fees that shall be paid by the Buyer (or by the Company following the Closing), neither the Buyer nor any of its Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of any Seller or the Company prior to Closing to pay any fees, commissions or expenses to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 5.8.                                 Independent Investigation; Reliance.  In formulating a decision to enter into the Agreement, the Buyer has relied solely upon (a) the provisions of this Agreement, (b) an independent investigation of the Company and the business of the Company, and (c) consultations with its legal and financial advisors with respect to this Agreement and the nature of its investment.  Except for the specific representations and warranties expressly made by the Company or any Seller in Article III, Article IV, and in the certificate delivered pursuant to Section 7.3(a) of this Agreement, (a) Buyer acknowledges and agrees that (i) neither the Company nor any Seller is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company; the Company’s business, assets, Liabilities, operations, or condition (financial or otherwise); the nature or extent of any Liabilities; the prospects of the business; the effectiveness or the success of any operations; or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to the Buyer or its representatives or made available to the Buyer and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever, and (ii) no officer, agent, representative or employee of any Seller or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided and (b) Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and the Sellers have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.  Notwithstanding the foregoing, nothing contained in this Section 5.8 is intended to limit any rights or remedies of Buyer in respect of any fraud of the Company or the Sellers.

Section 5.9.                                 Investment.  The Buyer is aware that the Shares being acquired by such Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws.  The Buyer qualifies as an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act, and the Buyer is acquiring the Shares to be acquired by the Buyer hereunder solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Shares.  Neither the Buyer nor or any of its Affiliates will sell or otherwise dispose of the Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws.  The Buyer has knowledge, experience and expertise in business and financial matters, has the capability of understanding and evaluating the risks and merits associated with transactions contemplated by this Agreement and has had the opportunity to ask questions of the Company and to obtain (and the Buyer has received to its satisfaction) such information about the business and financial condition of the Company as the Buyer has requested.  The Buyer can bear the economic risk of an investment in the Shares acquired by it pursuant to this Agreement and can afford a complete loss of such investment.

Section 5.10.                          No Knowledge of Misrepresentations or Omissions.  As of the date hereof, to the Buyer’s Knowledge, no facts or matters exist that would (a) serve as the basis for a claim by the Buyer against the Sellers based upon a breach of the representations and warranties of the Company contained in this Agreement or (b) give the Buyer the right to terminate this Agreement pursuant to Section 9.1(b).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1.                                 Conduct of the Company.  The Company and each of the Sellers covenants and agrees that, except (x) as otherwise expressly permitted or required by this Agreement (including as described in Section 6.1 of the Disclosure Schedule) and the other Transaction Documents, or (y) as otherwise approved in writing by the Buyer, during the period commencing on the date hereof and ending on the Closing Date, the Company will, and each

Seller will cause the Company to use commercially reasonable efforts to, conduct the business of the Company in the Ordinary Course of Business in all material respects, in order to preserve for the Buyer to and after the Closing Date the business of the Company (it being understood that such efforts will not include any requirement or obligation to pay any consideration not otherwise required to be paid by the terms of an existing agreement or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing agreement unless requested by the Buyer after consultation with the Sellers, with any such amounts to be paid for the account of the Buyer).  In connection therewith, during the period commencing on the date hereof and ending on the Closing Date, the Sellers and the Company shall not, with respect to any employee of the Company, (i) offer such employee employment by another business unit of Sellers or their Affiliates after the Closing Date, (ii) transfer such employee to another business unit of Sellers or (iii) otherwise attempt to persuade any such employee to terminate his or her relationship with Seller or not commence employment with Buyer after the Closing.  Without limiting the generality of the foregoing, until the Closing, the Company and each of the Sellers covenants and agrees that except as (1)  otherwise expressly contemplated by this Agreement (including as set forth in Section 6.1 of the Disclosure Schedule) and the other Transaction Documents, (2) required by Law or (3) otherwise approved in writing by the Buyer (which approval shall not be unreasonably withheld, delayed or conditioned), the Company will not, and the Sellers will cause the Company not to, take any of the following actions:

(a)                                 authorize for issuance, issue, sell, deliver, encumber, grant any options, warrants, calls, subscriptions or other Rights for, or enter into any other agreement or commitment to issue, sell, deliver, encumber or grant, any shares of any class of capital stock of the Company or any Rights or any securities convertible or exchangeable or exercisable into shares of any class of capital stock of the Company;

(b)                                 incur any indebtedness, other than the incurrence of indebtedness in the Ordinary Course of Business under the Senior Credit Agreement, or assume, guaranty, endorse or otherwise accommodate any obligations of any other Person, or make any loans or advances to any other Person, or otherwise commit to any similar financial transaction, other than advances to employees and officers in the Ordinary Course of Business;

(c)                                  (i) subject any material properties or assets of the Company to any Lien, other than Permitted Liens or (ii) discharge or satisfy any material Lien or pay any material Liability, other than current Liabilities paid in the Ordinary Course of Business;

(d)                                 declare, set aside or make any payment, dividend or distribution of cash or other property with respect to its capital stock or other equity securities or purchase, redeem or otherwise acquire any shares of its capital stock or other equity securities (including any Right to acquire its capital stock or other equity securities);

(e)                                  sell, assign, transfer, lease, license, encumber, mortgage, pledge or abandon any of the Company’s assets involving more than $3 million individually or $10 million in the aggregate (other than sales of inventory or obsolete or worn out assets in the Ordinary Course of Business);

(f)                                   take or fail to take any action that would result in any material loss, failure to maintain or abandonment of any Company Intellectual Property; or license, assign, sell, transfer or otherwise dispose of any Company Intellectual Property, except with respect to Company Intellectual Property that is not needed for, or otherwise material to, the conduct of the business of the Company;

(g)                                  make commitments for capital expenditures in excess of $5 million individually or $30 million in the aggregate, other than in the Ordinary Course of Business;

(h)                                 enter into any acquisition or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person, make any investment in any other Person, form any Subsidiary or enter into any new line of business;

(i)                                     make any change in its cash management practices or in any method of accounting or accounting policies, make any write-down in the value of its inventory that is material or outside the Ordinary Course of Business, or make any write-off of any accounts receivables that is material or outside the Ordinary Course of Business;

(j)                                    amend its articles of incorporation or bylaws;

(k)                                 implement any employee layoffs that could implicate WARN;

(l)                                     enter into any material settlement, conciliation, co-existence or similar contract or agreement or any other contract or agreement, in each case, that contains a covenant not to compete applicable to the Company or that restricts the rights of the Company to freely engage in business anywhere in the world, or that restricts the use by the Company of any Company Intellectual Property; or

(m)                             agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2.                                 Exclusivity.  The Company and the Sellers hereby agree that during the Exclusivity Period, neither the Sellers, the Company nor any of their respective Affiliates shall (whether directly or indirectly through any officer, director, employee, agent, advisor, partner, representative, Affiliate or other intermediary) (i) enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to any merger, consolidation, business combination, recapitalization spin-off transaction, reorganization, liquidation, dissolution, or acquisition of all or a significant portion of the assets of, or any material equity interest in, the Company or any portion thereof or relating to any other similar transaction (each a “Competing Transaction”), (ii) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of their officers, directors, employees and agents) relating to any Competing Transaction, or (iii) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to effect a Competing Transaction.  The Company and the Sellers shall, and the Sellers shall cause the Company and each agent of the Sellers to, immediately cease any existing activities, discussions or negotiations with any third parties which may have been conducted on or prior to the date hereof with respect to a

Competing Transaction and shall direct and cause their officers, advisors and representatives not to engage in any such activities, discussions or negotiations.  The “Exclusivity Period” shall be the period commencing on the date hereof and ending on the earlier of the Closing Date or the date on which this Agreement is terminated in accordance with the provisions hereof.

Section 6.3.                                 Access to Information; Confidentiality.

(a)                                 The Company shall permit the Buyer, its lenders and their respective representatives to have reasonable access to the properties, books and records of the Company during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Company; provided that such inspection shall only be upon reasonable notice and shall not unreasonably disrupt personnel and operations of the business of the Company and shall be at the Buyer’s sole cost and expense; provided, further, that the Buyer shall not conduct any environmental site assessment, compliance evaluation or investigation with respect to the Company without prior consultation with and written approval of the Company.  All requests for access to the offices, properties, books and records of the Company shall be made to such representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.  It is further agreed that neither the Buyer nor any of its agents or representatives shall contact any of the employees of the Company other than officers and employees that it has had contact with in the course of its due diligence review of the Company, or any customers, suppliers, Persons that have business relationships with the Company or any of their respective Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of such representatives of the Company, such authorizations not to be unreasonably withheld, delayed or conditioned.  Any access to the offices, properties, books and records of the Company shall be subject to the following additional limitations:  (i) the Company may limit such access to the extent reasonably necessary to avoid any violation of any Law or material agreement to which any Seller or the Company is a party; and (ii) the Buyer shall give the Sellers written notice of at least two Business Days before conducting any inspections of the property of the Company, and a representative of the Company shall have the right to be present when the Buyer or its agents or representatives conduct investigations on such property.

(b)                                 The Buyer and its Affiliates, agents and representatives will hold in confidence all nonpublic information obtained from the Sellers, the Company or their respective officers, agents, representatives or employees, whether or not relating to the business, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement or the Closing in accordance with the terms thereof.

(c)                                  Following the Closing, the Sellers shall, and shall cause their Affiliates and their respective officers and directors to, keep all proprietary information relating to the Company (collectively, “Company Confidential Information”) confidential, and shall not, and shall cause its Affiliates and their respective officers and directors not to, use any of such Company Confidential Information to the detriment of the Company, except to the extent that (i) disclosure of such information is compelled by a Governmental Authority having jurisdiction over any Seller or any of the Persons referenced above or the Company or its officers, directors, advisors, agents, representatives or other intermediaries from whom disclosure is sought, (ii) any requirement of Law requires otherwise, or (iii) such duty as to confidentiality is waived in writing by the Buyer; provided, with respect to subclauses (i) and (ii), that if the disclosing Person is requested or required (by oral question or request for information or documents in any legal Action, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Company Confidential Information, then such Person will notify the Buyer and the Company promptly of the request or requirement so that the Buyer or the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3(c).

Section 6.4.                                 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement and Law, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VII to be fully satisfied.  Without limiting the generality of the foregoing, the Parties shall (and shall cause their respective directors, officers and any Subsidiaries, and use their reasonable best efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, and in the case of the Sellers, cause the Company and its Affiliates, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide reasonable assistance to each other in (a) obtaining all necessary Consents, including the Required Consents, or other permission or action by, and giving all necessary notices to and making all necessary filings, meetings or appearances with and applications and submissions to, any Governmental Authority or other Person (provided that the Sellers and Company shall not make any agreement or understanding affecting the Shares, the Company or the business or agree to amend any such contracts as a condition for obtaining any such consents or waivers without the consent of Buyer, not to be unreasonably withheld), and (b) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any Governmental Authority (an “Injunction”) of any type referred to in Section 7.1(a) in general, with respect to the consummation of the transactions contemplated hereby.  Notwithstanding the foregoing, in no event shall the Company or any Seller be obligated to pay any money to any Person or to offer or grant any other financial or other accommodations to any Person in connection with its obligations under this Section 6.4.

Section 6.5.                                 Cooperation with Financing.  Prior to the Closing, the Sellers and the Company shall use their commercially reasonable efforts to, and shall use their commercially reasonable efforts to cause the Company’s employees, Affiliates, officers, advisors, agents and representatives to use their commercially reasonable efforts to, cooperate with the Buyer, in each case at the sole expense of the Buyer, in connection with the Buyer’s arrangement of any Financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, including (a) any refinancing or replacement of the existing, or the arrangement of any new, facility for indebtedness of the Company, (b) the Buyer entering into customary agreements in connection with debt financing, (c) participating in meetings, due diligence sessions and presentations, (d) the Buyer’s preparation of rating agency presentations, private placement memoranda, prospectuses and similar documents, and all materials, including financial statements, projections and pro forma presentations, reasonably necessary or desirable in connection therewith, (e) using commercially reasonable efforts to obtain comfort letters of accountants and legal opinions, and (f) providing the cooperation and documents described in Section 6.16 with respect to title insurance and surveys, and otherwise making available documents and information relating to the Company, in the case of each of (a) through (f) as may be reasonably requested by the Buyer; provided that the foregoing clauses (a) through (f) do not (i) unreasonably interfere with the ongoing operations of the Company, (ii) cause any representation or warranty in this Agreement to be breached, (iii) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement or any Material Contract to which the Company is a party or (iv) involve any binding commitment by the Company which commitment is not conditioned on the Closing or does not otherwise terminate without Liability to the Company upon the termination of this Agreement.  Notwithstanding the foregoing, in no event shall the Company or any Seller be obligated to pay any money to any Person or to offer or grant any other financial or other accommodations to any Person in connection with its obligations under this Section 6.5.

Section 6.6.                                 HSR Act Compliance; Government Approvals.

(a)                                 The Buyer, the Company and the Sellers shall timely and promptly cause to be made all filings which may be required by the Federal Trade Commission, the U.S. Department of Justice, FERC or any other applicable Governmental Authority for the satisfaction of the closing conditions set forth in Article VII by each of them and their respective Affiliates in connection with the consummation of the transactions contemplated hereby.  Each of the Parties agrees to use its reasonable best efforts to file, no later than five Business Days after the execution of this Agreement, (i) Notification and Report Forms and related material that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the HSR Act and (ii) with FERC the application and related materials required to be filed by it or any of its Affiliates under Section 203 of the Federal Power Act.  The Parties shall file any similar applications required by any other applicable Governmental Authority whose approval is required in connection with the consummation of the transactions contemplated by this Agreement as promptly as practicable following the execution of this Agreement.  The Parties agree, and shall cause each of their respective Affiliates to cooperate and promptly respond to any requests of any Governmental  Authority for information, and to use their respective reasonable best efforts to obtain any Consent of any Governmental Authority required for the Closing (including through compliance with the HSR Act and the Federal Power Act).  Each Party shall furnish to any other Party such necessary information and assistance as such other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority.

(b)                                 Except as may be prohibited by any Governmental Authority or by any applicable Law, each of the Parties shall notify and keep each other Party advised as to (i) any material communication from any Governmental Authority regarding the transactions contemplated by this Agreement and (ii) any Action pending and known to such Party or, to its Knowledge, threatened, which challenges the transactions contemplated by this Agreement.  Subject to the provisions of Article IX, none of the Company, the Sellers or the Buyer shall take any action inconsistent with its obligations under this Agreement or, without prejudice to its respective rights under this Agreement, which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.  Without in any way limiting the foregoing, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with Actions before any Governmental Authority.   In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any legal Action under or relating to Actions before any Governmental Authority, each of the Parties will permit authorized representatives of the other Parties to be present at each meeting or conference relating to any such legal Actions and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such legal Action.  The Parties shall take commercially reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.6 so as to preserve any applicable privilege.

(c)                                  If any objections are asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, or if any Action is instituted (or threatened to be instituted) by any Governmental Authority or any other Person challenging any of the transactions contemplated by this Agreement, each of the Parties shall use its reasonable best efforts to resolve any such objections or challenges so as to permit consummation of the transactions contemplated by this Agreement, including assenting to or agreeing to settlements, undertakings, consent decrees, stipulations or other agreements, provided that such efforts shall not require the Buyer to sell, divest, or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, any material assets, categories of assets or lines of businesses of the Company, the Buyer or their respective Subsidiaries in existence as of the date hereof.  In the event that any Injunction is entered or becomes reasonably foreseeable to be entered in any Action that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Buyer and the Company shall take promptly any and all steps necessary to vacate, modify or suspend such Injunction so as to permit such consummation prior to the Drop Dead Date.  With regard to any Governmental Authority, neither the Company, the Sellers nor any of the respective Affiliates shall, without the Buyer’s written consent, commit to any divestiture transaction, or commit to alter the business or commercial practices of the Company in any material respect.

(d)                                 The Buyer shall be responsible for and pay all necessary filing fees under the HSR Act and, if applicable, any fees associated with any other applications filed with any other Governmental Authority for which approval is required in order to consummate the transactions contemplated by this Agreement.

Section 6.7.                                 Public Announcements.  The Buyer (on behalf of itself and its Affiliates), the Sellers, and the Company agree that no press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any Party hereto (including for this purpose, in the case of Buyer, any Affiliate of Buyer) without the joint approval of Buyer and the Representative, unless otherwise required by or reasonably advisable in order to comply with the Indenture, any applicable Law or any applicable stock exchange requirements, in which case Buyer and the Representative shall have the right to review and comment upon such press release or public announcement or public disclosure prior to its issuance, provided that the Party required to take such action shall in its reasonable discretion control the content of any such release or announcement.

Section 6.8.                                 Notification of Certain Matters.  Between the date hereof and the Closing Date, each Party will give prompt written notice to the other Parties after it becomes aware of:  (i) the occurrence or non-occurrence of any event which will result, or would reasonably be expected to result, in the failure of any condition, covenant or agreement contained in this Agreement to be complied with or satisfied, (ii) any failure of the Company, any Seller or the Buyer, as the case may be, to comply with or satisfy any condition, covenant or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party, or (iv) the commencement or threatened commencement of any Action related to this Agreement or the transactions contemplated hereby.

Section 6.9.                                 Post-Closing Access; Preservation of Records.

(a)                                 From and after the Closing, the Buyer will make or cause to be made available to the Sellers all books, records, Tax Returns and documents of the Company (and the reasonable assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, including any Action that is part of a Third Party Claim, (ii) preparing reports to partners and Governmental Authorities or (iii) such other purposes for which access to such documents is reasonably believed by the Sellers to be necessary, including preparing and delivering any accounting or other statement provided for under this Agreement, preparing Tax Returns or responding to or disputing any Tax audit; provided, however, that access to such books, records, Tax Returns, documents and employees will not interfere with the normal operations of the Company and the reasonable out-of-pocket expenses of the Company incurred in connection therewith will be paid by the Sellers.  The Buyer will cause the Company to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (A) seven years after the Closing Date or (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the Sellers at the Sellers’ own cost and expense at the end of any such period by providing the Sellers with not less than twenty days’ written notice of the Buyer’s intention to destroy or dispose of such records with the Sellers to exercise their rights to obtain such records within such twenty-day period.

(b)                                 From and after the Closing, the Sellers will make or cause to be made available to the Buyer all books, records and documents of the Sellers relating to the business of the Company (and the assistance of employees responsible for such books, records and documents) during regular business hours for the same purposes, to the extent applicable, as set forth in Section 6.9(a); provided, however, that access to such books, records, documents and employees will not interfere with the normal operations of the Sellers, and the reasonable out-of-pocket expenses of the Sellers incurred in connection therewith will be paid by the Buyer.  The Sellers will maintain and preserve any Tax Returns and related records that are in their possession for a period equal to the lesser of Sellers’ standard retention period or seven years, or any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the Buyer at the Buyer’s own cost and expense at the end of any such period by providing Buyer with not less than twenty days’ written notice of Sellers’ intention to destroy or dispose of such records, with the Buyer to exercise its right to obtain such records within that twenty-day period.

Section 6.10.                          Further Assurances.  The Company, the Sellers and the Buyer each agree that from time to time after the Closing Date, they will execute and deliver or cause their respective Affiliates (including, with respect to the Buyer, the Company) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to the Buyer, the Company, to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

Section 6.11.                          Director and Officer Indemnification.

(a)                                 For six years from and after the Closing, to the fullest extent permitted by the Company’s articles of incorporation and bylaws, as currently in effect, and applicable Law, the Buyer shall cause the Company to indemnify and hold harmless the officers and directors of the Company who held any such position at any time on or prior to the Closing (collectively, “Indemnified Officers/Directors”) in respect of acts or omissions (other than illegal acts or acts of fraud) occurring prior to the Closing, and the Buyer shall cause the Company to maintain, for six years from and after the Closing, indemnification provisions in its organizational documents that are no less favorable to the Indemnified Officers/Directors than those in effect with respect to the Company immediately prior to the date hereof; provided, however, that no indemnification shall be made to any Indemnified Officers/Directors to the extent it is finally determined by a court of competent jurisdiction that such Indemnified Officer/Director did not, with respect to the matter subject to indemnification hereunder act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company.  Without limiting the foregoing and in connection therewith, the Company shall, and the Buyer shall cause the Company to, periodically advance or reimburse each Indemnified Officer/Director for all reasonable fees and expenses of counsel as such fees and expenses are incurred in accordance with the Company’s articles of incorporation and bylaws, as currently in effect, and applicable Law; provided that such Indemnified Officer/Director shall agree to repay the amount of such reimbursement if it shall be judicially determined by judgment or order not subject to further appeal that such Indemnified Officer/Director is not entitled to indemnification in connection with such matter.  The Buyer shall cause to be obtained and maintained in effect, for a period of six years after the Closing, policies of directors’ and officers’ liability insurance with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier protecting the Indemnified Officers/Directors with coverages and containing terms and conditions (including with respect to deductible, amount and payment of attorneys’ fees) that are no less favorable than those set forth in the term sheet providing $15 million of liability coverage, dated June 6, 2013, from National Union Fire Insurance Company of Pittsburgh, Pa., provided to Buyer prior to the date hereof.  Notwithstanding any other provision of this Agreement to the contrary, each of the Parties agrees that from and after the Closing Date each Indemnified Officer/Director shall be a third party beneficiary under this Agreement for purposes of enforcing this Section 6.11.

(b)                                 If subsequent to the Closing, the Buyer or the Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person in such consolidation or merger, or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Buyer and the Company, as the case may be, honor the obligations set forth in this Section 6.11.

(c)                                  The obligations of the Buyer and the Company under this Section 6.11 shall not be terminated or modified in such a manner so as to adversely affect any Person to whom this Section 6.11 applies without the prior written consent of such affected Person.

Section 6.12.                          The Buyer’s Obligations with Respect to Employee Benefits.

(a)                                 After the Closing Date, subject to the other provisions of this Section 6.12, the Company agrees that for a period of at least one year after the Closing Date, it will (and the Buyer will cause the Company to) (i) provide employees participating in Company medical or other welfare benefits prior to the Closing Date with medical and other welfare benefits, which are substantially similar in the aggregate to, and which require employee contributions no greater than, those provided to similarly situated employees of the Company immediately prior to the Closing Date, (the Company Plans providing such medical and other welfare benefits  are identified in Section 3.16(a) of the Disclosure Schedule); (ii) provide employees with a wage and salary program no less favorable in the aggregate than that in place at the Company immediately prior to the Closing Date; and (iii) provide employees participating in other Company-sponsored benefits prior to the Closing Date with benefits, which are substantially similar in the aggregate to, and which require employee contributions no greater than, the corresponding benefits provided to similarly situated employees of the Company immediately prior to the Closing Date (the Company Plans providing such other benefits are identified in Section 3.16(a) of the Disclosure Schedule), in each case, after taking into account any changes to such benefits which are listed in Section 3.16(a) of the Disclosure Schedule, whether adopted before or after the Closing Date.  In addition, the Company agrees to (and the Buyer will cause the Company to) give employees service credit for all periods of employment with the Company prior to the Closing Date for purposes of vesting and eligibility under any plan adopted or maintained by the Company after the Closing Date in which such employees participate, but only to the extent permitted by Law.  With respect to the plan year in which the Closing occurs, the Company agrees to waive any limitations regarding (preexisting conditions and to give full credit for any co-payments made and deductibles fully or partially satisfied prior to the Closing Date under any welfare or other employee benefit plans maintained by the Company after the Closing Date for the benefit of eligible employees, but only to the extent that such limitations were waived and credit was given under the terms of the analogous Company Plan prior to the Closing Date.  Nothing contained in this Section 6.12, express or implied:  (A) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (B) shall alter or limit the ability of Company, the Buyer or any of their Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, on a basis that is not inconsistent with the provisions set forth in this Section 6.12(a), (C) is intended to confer upon any Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (D) is intended to confer upon any Person any other rights as a third-party beneficiary of this Agreement. Nothing in this Agreement shall obligate the Buyer to continue the employment of any employee for any specific period.

(b)                                 From and after the Closing Date, the Company shall be responsible for the administration of and shall assume any and all obligations arising under the continuation coverage requirements of Section 4980B of COBRA for those plan participants in, and beneficiaries under, a Company Plan subject to COBRA.

(c)                                  Nothing contained in this Agreement is intended (i) to require Buyer or the Company to establish or maintain any specific employee benefit plan or arrangement on or after the Closing, or (ii) to create or amend any employee benefit plan or arrangement.  Without limiting the generality of Section 10.1 herein, the provisions of this Section 6.12 are solely for the benefit of the parties to this Agreement.  No employee or any other Person shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 6.13.                          Employees.

(a)                                 The Company shall be responsible for providing any notice required pursuant to WARN with respect to a layoff or plant closing relating to the business of the Company that occurs as a result of or after the Closing.  The Company shall be responsible for providing any such notice with respect to a layoff or plant closing occurring prior to the Closing, and shall notify the Buyer of any such notice.

(b)                                 The Company will permit Company employees to carry over and take accrued, but unused, vacation days or time off with pay in accordance with the applicable policies as in effect as of the Closing Date.

(c)                                  To the extent necessary to comply with any Laws in foreign jurisdictions which safeguard the rights of employees in transfers of undertakings, businesses or parts of businesses, the Company shall comply with their respective obligations under such Laws, including any obligations to maintain certain terms and conditions of employment of employees to the extent the failure to comply would result in a Liability being imposed on the Sellers.

Section 6.14.                          Tax Matters.

(a)                                             The Buyer will prepare and timely file, or cause the Company to prepare and timely file, in a manner consistent with prior years, all Tax Returns required to be filed with respect to the Company for all taxable periods beginning on or prior to the Closing Date (including any Pre-Closing Tax Period and any Straddle Period) that are required to be filed after the Closing Date.  The Buyer will deliver drafts of all such Tax Returns, together with pro forma return calculations for all Straddle Period Tax Returns showing the amount of Tax payable with respect to the portion of such Straddle Period ending on the Closing Date, to the Sellers no later than twenty Business Days prior to the date on which such Tax Returns are required to be filed.  If, within ten Business Days following their receipt of the draft Tax Returns, the Sellers do not dispute any provision of the draft Tax Returns, then the draft Tax Returns shall be final.  In the event that the Sellers dispute any provision of the draft Tax Returns relating to any Pre-Closing Tax Period, then Buyer shall make such revisions to such Tax Returns as are requested by the Sellers.  In the event that the Sellers dispute any provision of a Straddle Period Tax Return, then such dispute shall be resolved in accordance with the provisions for disputing the Preliminary Net Working Capital set forth in Section 2.6(f) and Section 2.6(g); provided, however, that the relevant time periods shall be adjusted to allow for completion and filing of the Tax Returns on a timely basis.  If any such dispute cannot be resolved prior to the due date of the applicable Tax Return, then the Buyer may file or cause to be filed the Tax Return in the manner that it determines to be appropriate, but the dispute between the Parties nonetheless shall be resolved in accordance with Section 2.6(f) and Section 2.6(g), and that resolution shall govern the rights of the Parties hereunder.     Notwithstanding anything to the contrary herein, following the later of the date on which (A) a Tax Return required to be filed by Buyer pursuant to this Section 6.14(a) is determined to be final or (B) any dispute relating to any such Tax Return is resolved (including the resolution of any dispute, in accordance with the provisions hereof,  regarding the entitlement of the Buyer to indemnification in relation to any amount of Taxes payable in connection with such return),  the Buyer shall be entitled to direct the Escrow Agent, subject to the terms of the Sellers’ Escrow Agreement, to release to the Buyer from the Indemnity Escrow Amount an amount equal to the portion of any Taxes required to be remitted in respect of such Tax Return for which the Buyer Group is entitled to indemnification pursuant to Section 8.5(a).

(b)                                             Without the prior written consent of the Sellers, neither the Buyer nor the Company shall amend or allow to be amended any Tax Return filed with respect to the Company for any taxable period beginning prior to the Closing Date.

(c)                                              Each of the Buyer, on the one hand, and the Sellers, on the other hand, shall furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Company and its Subsidiaries as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or Action relating to any proposed adjustment.  The Buyer and the Sellers agree to use their commercially reasonable efforts to obtain any certificate or other document from any taxing authority, or customer of the Company or any other Person, as may be necessary to mitigate, reduce or eliminate a Tax that would otherwise be imposed with respect to the Company or any of its Subsidiaries.

(d)                                             Without the prior written consent of the Sellers, following the Closing Date, none of the Company or Buyer shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could reasonably be expected to have the effect of increasing the Tax Liability of the Company for any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date (including any election, adoption, change, amendment agreement, settlement, surrender, consent or other action that would accelerate income to periods ending on or before the Closing Date or defer deductions to periods ending after the Closing Date).  In the case of any Third Party Claim involving Taxes of the Company, in the event of any inconsistency between this Section 6.14(d) and Section 8.4, this Section 6.14(d) shall control.

(e)                                              Without the prior written consent of the Buyer, following the date of this Agreement, none of the Company or the Sellers shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could reasonably be expected to have the effect of increasing the Tax Liability of the Company for any period beginning after the Closing Date (including any election, adoption, change, amendment agreement, settlement, surrender, consent or other action that would accelerate income to periods ending on or before the Closing Date or defer deductions to periods ending after the Closing Date).  In the case of any Third Party Claim involving Taxes of the Company, in the event of any inconsistency between this Section 6.14(e) and Section 8.4, this Section 6.14(e) shall control.

Section 6.15.                          Transfer Taxes.  All applicable Transfer Taxes (including any stock transfer Taxes due as a result of the sale of the Shares and any Taxes imposed upon the transfer of real and personal property, including without limitation direct or indirect transfers of control of or ownership interests in an entity which owns real property) payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions shall be paid by the Buyer.  The Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

Section 6.16.                          Cooperation on Title Matters: Consents.

(a)                                             Prior to the Closing, the Company will use its commercially reasonable efforts to cooperate with the Buyer in connection with the Buyer’s obtaining title insurance for the Owned Real Property (excluding the Waltham Facility and the Logan Warehouse). Such cooperation will include the Company using commercially reasonable efforts to (i) cause to be delivered to the Buyer, reasonably promptly after the date hereof, current preliminary title insurance commitments and reports from Fidelity National Title Company (the “Title Company”), together with copies of the underlying title documents referenced therein, for each parcel of Owned Real Property (excluding the Waltham Facility) (collectively, the “Title Insurance Commitments”); and (ii) cause the 2007/2008 ALTA surveys of the Owned Real Property (excluding the Waltham Facility and the Logan Warehouse) made available to the Buyer prior to the date of this Agreement to be updated and delivered to the Buyer reasonably promptly after the date hereof (collectively, the “Surveys”).  The Company will use its commercially reasonable efforts to respond to questions regarding the Title Insurance Commitments and the Surveys, and to provide direct contact to the surveyors and the Title Company to facilitate the review and issuance to the Buyer of final Title Insurance Commitments and Surveys for each parcel of the Owned Real Property, excluding the Waltham Facility.  The cost to obtain such Title Insurance Commitments and Surveys, and the cost of any title insurance policies or endorsements thereto desired by the Buyer shall be paid by the Buyer.

(b)                                             Prior to Closing, the Company shall use commercially reasonable efforts to obtain the consents to this transaction required by the Real Property Leases listed in Section 3.10(b)(2) of the Disclosure Schedule that require written consent, and cooperate with the

Buyer’s efforts to obtain landlord lien waivers, estoppels and/or nondisturbance agreements from landlords as reasonably requested by the Buyer.  The Company shall not be required to cooperate in the pursuit of the execution or recording of memoranda of lease or leasehold mortgages with respect to Leased Real Property.

Section 6.17.                          Quarterly and Monthly Financials.  As soon as available, but in any event no later than 30 days after each quarterly calendar-end following the date of this Agreement that occurs prior to the Closing, the Company shall deliver to Buyer the unaudited balance sheet of the Company as of such calendar quarter-end and the related statements of income and cash flows for the quarterly period ended on such calendar quarter-end. As soon as available, but in any event no later than 15 days after each calendar month-end following the date of this Agreement that occurs prior to Closing, the Company shall deliver to Buyer a copy of the Company’s normal, internal operating balance sheet and internal profit and loss statement (as such internal reports are currently generated with respect to the Company). The financial statements required to be delivered pursuant to the preceding two sentences of this Section 6.17 shall in each case be prepared in accordance with GAAP.

Section 6.18.                          Related-Party Agreements.  Except as set forth in Section 6.18 of the Disclosure Schedule, the Company and the Sellers shall terminate or cause to be terminated, at Closing, the contracts and transactions requested by Buyer to be so terminated that are required to be disclosed pursuant to Section 3.24 (excluding any contracts or agreements with current employees listed thereon), without any further liability to the Company or Buyer or any of its Affiliates (other than the liability to pay for services provided to the Company prior to the termination date of such contracts or transactions, whether or not billed to the Company as of such date), and shall cause such other parties thereto to release any and all claims against the Company, Buyer or any of its Affiliates with respect to such agreements or transactions.

Section 6.19.                          Non-Hire.

(a)                                 From and after the Closing Date through the second anniversary thereof, no Seller shall, and each Seller shall cause each of its Affiliates not to, directly or indirectly, solicit or hire any of the individuals (or categories of individuals) described in Section 6.19(a) and (b) of the Disclosure Schedule, in each case unless agreed to in writing by the Buyer, provided, however, that the foregoing covenant shall not prevent any Seller or any of its Affiliates from hiring any individual described in Section 6.19(b) of the Disclosure Schedule if such hiring is the result of (i) a response by such individual to a general posting or advertisement placed by a Seller, Affiliate or any agent or representative thereof, or (ii) contact or inquiry by the individual not resulting from solicitation or inducement of such contact or inquiry by a Seller or any Affiliate.

(b)                                 Each Seller understands that the Buyer shall be entitled to protect and preserve the going concern value of the business of the Company to the extent permitted by Law and that the Buyer would not have entered into this Agreement absent the provisions of this Section 6.18.  Notwithstanding any other provision hereof, it is understood and agreed that the remedy of indemnity payments pursuant to Article VIII and other remedies at Law would be inadequate in the case of any breach of the covenants contained in this Section 6.19.  The Buyer shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

Section 6.20.                          Satisfaction and Discharge of the Indenture.  The parties hereto acknowledge that Buyer intends to satisfy and discharge the Indenture at Closing pursuant to Article 11 of the Indenture.  Prior to the Closing, the Company shall (i) in consultation with and subject to Buyer’s prior approval (which approval shall not to be unreasonably withheld), take all action necessary to satisfy the conditions for the satisfaction and discharge of the Indenture pursuant to Section 11.01 thereof (other than the requirement for deposit of funds with the trustee under the Indenture) and (ii) cooperate with Buyer and the trustee and notes collateral agent under the Indenture to achieve satisfaction and discharge of the Indenture at Closing and to release all “Liens” on all “Collateral” (as each such term is defined in the Indenture).  Without limiting, and in furtherance of, the foregoing, the Company will, when and as reasonably directed by Buyer (and in no event later than two Business Days prior to the anticipated Closing Date) deliver to the trustee under the Indenture (and execute, as applicable) in the form provided by Buyer and reasonably acceptable to the Company, all documents necessary under the Indenture, including Articles 3, 11 and 12 and Sections 13.04 and 13.05 of the Indenture, for the satisfaction and discharge of the Indenture and the release of the Liens on the Collateral under the Indenture, including, but not limited to: (i) the officer’s certificate required by Section 3.01 of the Indenture regarding the Company’s election to redeem the “Notes” (as defined in the Indenture) pursuant to the optional redemption provisions of Section 3.07 of the Indenture, subject to the Closing; (ii) the notice of redemption required pursuant to Section 3.03 of the Indenture; (iii) an officer’s certificate and opinion of counsel with respect to the redemption of the Notes; (iv) an officer’s certificate and opinion of counsel pursuant to Section 11.01 of the Indenture; (v) an officer’s certificate and opinion of counsel pursuant to Section 12.06(b) of the Indenture; and (vi) form of collateral release pursuant to Section 12.06(b) of the Indenture, in each case, in form and substance, reasonably satisfactory to Buyer, the lenders providing the Financing, and the trustee and notes collateral agent under the Indenture.

Section 6.21.                          280G.  Prior to the Closing Date, the Company shall solicit waivers from each participant who would otherwise receive an “parachute payment” within the meaning of Section 280G(b)(2) of the Code to voluntarily reduce his payment to 2.99 times the participant’s “base amount” as determined pursuant to Section 280G(b)(3) of the Code and, if and to the extent waivers are obtained, the Company shall submit to its shareholders for approval by such number of shareholders as is required pursuant to Section 280G(b)(5)(B) of the Code, any payments and/or benefits that the Company and Buyer reasonably determine may, individually or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code and that the deduction of such payments and/or benefits will not be limited by the application of Section 280G of the Code and the applicable regulations thereunder.

Section 6.22.                          Transfer of Company Stock. Each Seller covenants that prior to the Closing, without Buyer’s written consent, such Seller shall not (i) sell, transfer, mortgage, pledge, or otherwise dispose of or suffer to be imposed any Lien on any Shares held by such Seller.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1.                                 Conditions Precedent to Obligations of All Parties.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party in writing) at or prior to the Closing of each of the following conditions:

(a)                                 No Adverse Order.  No Action shall have been commenced seeking any temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or seeking any other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement other than any of the foregoing which shall have been dismissed with prejudice; provided, however, that prior to a Party asserting this condition such Party shall have used its reasonable best efforts to prevent the entry of such Injunction or other legal restraint and to appeal as promptly as possible any such Injunction or legal restraint  that may be entered.

(b)                                 Antitrust Authorizations.  All applicable waiting periods (and any extensions thereof) under the HSR Act, or any comparable regulation enforced by any other Governmental Authority, applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.

(c)                                  FERC Authorizations.  FERC shall have issued an order granting approval of the transactions contemplated by this Agreement, or FERC shall have been deemed to have granted such approval pursuant to 18 C.F.R. §33.11, under Section 203 of the Federal Power Act, as applicable.

Section 7.2.                                 Conditions Precedent to Obligations of the Sellers.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any one or more of which may be waived, in part or in full, by the Representative in writing:

(a)                                             Accuracy of the Buyer’s Representations and Warranties.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), it being understood that, (i) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) would not result in a material adverse effect on the ability of the Buyer to consummate timely the transactions contemplated by this Agreement and (ii) for purposes of determining whether such representations and warranties are true and correct, all “material adverse effect” qualifications and any other materiality, in all material respects or other similar qualifications (whether qualitative or quantitative, other than those qualifications specifically referring to a certain Dollar amount) in such representations and warranties shall be disregarded; and the Sellers shall have received a certificate signed by a duly authorized officer of the Buyer confirming the foregoing as of the Closing Date.

(b)                                             Covenants and Agreements of the Buyer.  The Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing; and the Sellers shall have received a certificate signed by a duly authorized officer of the Buyer confirming the foregoing as of the Closing Date.

(c)                                              Closing Documents.  On or prior to the Closing, the Buyer shall have delivered or caused to be delivered to the Sellers the following:

(i)                                     A copy of the Buyer’s certificate of incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(ii)                                  A good standing certificate for the Buyer from the state of its incorporation dated within ten days of the Closing Date;

(iii)                               A true and complete copy, certified by the secretary or an assistant secretary of the Buyer, of the resolutions duly and validly adopted by the board of directors of the Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(iv)                              all other documents required to be delivered by the Buyer to the Sellers at the Closing pursuant to this Agreement.

Section 7.3.                                 Conditions Precedent to Obligations of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any one or more of which may be waived, in part or in full, by the Buyer in writing:

(a)                                 Accuracy of the Company’s and the Sellers’ Representations and Warranties.  The representations and warranties of the Company and the Sellers contained in this Agreement shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), it being understood that, except with respect to the representations and warranties in Section 3.1 (Organization of the Company), Section 3.2 (Authorization), Section 3.3 (Capitalization; Subsidiaries), Sections 3.20 and 4.6 (Brokers’ Fees), Section 4.1 (Organization), Section 4.2 (Authorization) and Section 4.3 (Title to Shares), (i) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) would not result in a Material Adverse Effect on the Company and (ii) for purposes of determining whether such representations and warranties are true and correct, all “Material Adverse Effect” qualifications and any other materiality, in all material respects and other similar qualifications (whether qualitative or quantitative, other than those qualifications specifically referring to a certain Dollar amount) in such representations and warranties shall be disregarded; and the Buyer shall have received a certificate from each of the Company and the Sellers signed, in the case of the Company, by a duly authorized officer of the Company, and, in the case of the Sellers, by the Representative, in each case, confirming the foregoing as of the Closing Date.

(b)                                 Covenants and Agreements of the Sellers.  The Company and the Sellers shall have performed and complied in all material respects with all of their respective covenants and agreements hereunder through the Closing; and the Buyer shall have received a certificate from each of the Company and each of the Sellers signed, in the case of the Company, by a duly authorized officer of the Company, and, in the case of the Sellers, by the Representative, in each case, confirming the foregoing as of the Closing Date.

(c)                                  Required Consents.  Each of the Consents required to be received by the Company to the transactions contemplated by this Agreement under the Material Contracts listed in Section 3.4 of the Disclosure Schedule (the “Required Consents”) shall have been obtained at or before the Closing, provided that the failure of the Company to obtain any Required Consent shall be disregarded if such failure, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

(d)                                 No Material Adverse Effect.  Between the date hereof and Closing, there shall have been no Material Adverse Effect.

(e)                                  Outstanding Option.  The stock option described in Section 3.3(b) of the Disclosure Schedule shall have been (i) cancelled or (ii) exercised in full concurrent with or immediately prior to the Closing and the shares issuable pursuant to the exercise of the option shall have been acquired by the Buyer as contemplated in Section 3.3(b) of the Disclosure Schedule.

(f)                                   Closing Documents.  On or prior to the Closing, the Sellers and the Company shall have delivered or caused to be delivered to the Buyer the following:

(i)                                     stock powers endorsed in blank necessary to transfer the certificates representing the Purchase Shares to the Buyer, and originals of all certificated securities representing the equity interests in the Company;

(ii)                                  a copy of the Company’s certificate of incorporation certified as of a recent date by the Secretary of State of the State of Washington;

(iii)                               a good standing certificate for the Company from the state of its incorporation and each state in which it is qualified to do business dated within ten days of the Closing Date;

(iv)                              resignations or terminations of the pre-Closing directors of the Company;

(v)                                 a certificate of non-foreign status from each Seller in accordance with Treasury Regulations Section 1.1445-2(b);

(vi)                              a true and complete copy, certified by the secretary or an assistant secretary of the Company, of the resolutions duly and validly adopted by the board of directors of the Company authorizing the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(vii)                           a true and complete copy, certified by the general partner of each of the Sellers, of the resolutions duly and validly adopted by the partners of the Sellers authorizing the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(viii)                        the minute books and stock ledger of the Company;

(ix)                              a copy of the Sellers’ Escrow Agreement, duly executed by the Representative, and of the Phantom Escrow Agreement, duly executed by the Representative and the Company;

(x)                                 the Lien Release Letters from the holders of the Closing Company Indebtedness, including the Senior Credit Agreement but excluding the Indenture;

(xi)                              all other documents required to be delivered by the Sellers or the Company to the Buyer at the Closing pursuant to this Agreement to the extent the failure of the Buyer to receive such documents (considered collectively) would be material and adverse to the Company, or the transactions contemplated by this Agreement.

(g)                                  Waiver of Conditions to Closing.  The Buyer may waive any or all of the conditions set forth in this Section 7.3, in whole or in part, without prior notice; provided that, unless otherwise agreed by the Parties in writing, such waiver of a condition shall constitute a waiver by the Buyer of all of its rights or remedies, at law or in equity, arising from any breach or default of any of the Sellers’ representations, warranties or covenants made under or pursuant to this Agreement that caused the waived condition to be unsatisfied.

ARTICLE VIII

INDEMNIFICATION

Section 8.1.                                 Indemnification.

(a)                                 General Indemnification by the Sellers.  Following the Closing, subject to the terms and conditions of this Article VIII, the Sellers will jointly and severally indemnify, defend and hold harmless the Buyer, its Affiliates and each of their respective employees, directors and officers (collectively, the “Buyer Group”) from and against any and all Damages that the Buyer Group may suffer, sustain or incur based upon or arising out of (i) any breach or non-fulfillment of any covenant of the Company or any Seller contained in this Agreement; or (ii) any inaccuracy or breach of any of the Company’s or any Seller’s representations and warranties contained in Article III or Article IV or any certificate provided pursuant to this Agreement (collectively, the “Surviving Seller Representations”).

(b)                                 General Indemnification by the Buyer.  Following the Closing, subject to the terms and conditions of this Article VIII, the Buyer will indemnify, defend and hold harmless each of the Sellers, their respective Affiliates and each of their respective employees, directors and officers (collectively, the “Seller Group”) from and against any and all Damages that the Seller Group may suffer, sustain or incur based upon or arising out of (i) any breach or non-fulfillment of any covenant of the Buyer contained in this Agreement or (ii) any inaccuracy or  breach of the Buyer’s representations and warranties contained in Article V or any certificate provided pursuant to this Agreement (collectively, the “Surviving Buyer Representations”).

(c)                                  Determination of Loss and Amount.  For purposes of determining whether any breach or Damage has occurred, or the amount of any such Damage, the representations, warranties, covenants and agreements of the Parties set forth in this Agreement will be considered without regard to any materiality, in all material respects, Material Adverse Effect or other similar qualification set forth therein; provided, however, that the foregoing clause shall not apply to the word “material” as it appears in the definitions of “Company Intellectual Property,” “Material Contracts,” “Material Licenses,” “Material Policies,” Section 3.1 (Organization of the Company), Section 3.6(a) (Financial Statements), the first sentence of Section 3.8 (Absence of Certain Changes), Section 3.9 (Tax Matters), or Section 3.11(a) (Intellectual Property), and Section 4.1 (Organization).

(d)                                 Non-Indemnified Claims.  Notwithstanding anything to the contrary contained herein:

(i)                                     With respect to any indemnification claim related to an alleged breach of any representation or warranty in Section 3.12, Sellers shall have no indemnification obligation to the extent that Damages: (1) are a result of physically invasive testing of soil or subsurface strata, sediment, surface water, or groundwater if such testing is not required by Environmental Laws or by a Governmental Authority at the time performed, or (2) are for cleanup costs in excess of the least stringent, risk based cleanup standards applicable in the relevant jurisdiction or to the relevant Governmental Authority in the jurisdiction where such cleanup is performed.

(ii)                                  No Indemnified Party shall be entitled to any indemnification hereunder with respect to any breach of any representation, warranty or covenant with respect to which any director, officer, employee, representative or agent of such Indemnified Party had actual knowledge on the date hereof.

Section 8.2.                                 Certain Limitations.

(a)                                 Survival of Representations, Warranties and Covenants. Each and every covenant contained in this Agreement (other than the covenants which by their terms are to be performed by any of the Parties following Closing (collectively, the “Surviving Covenants”) shall expire with the consummation of the sale of the Shares and shall not survive the Closing; and none of the Sellers, the Company or the Buyer shall have any Liability whatsoever with respect to any such covenant thereafter.  The Surviving Covenants will survive the Closing Date until, and will expire when, in each case, the applicable statute of limitations has expired or until the applicable Surviving Covenant expires in accordance with the terms of this Agreement.  With the exception of (i) the Surviving Seller Representations set forth in Section 3.9 (Tax Matters), which shall survive until the expiration of the applicable statute of limitations with respect to any claim, and (ii) the Surviving Seller Representations set forth in Section 3.1 (Organization of the Company), Section 3.2 (Authorization), Section 3.3(a) (Capitalization; Subsidiaries), Sections 3.20 and 4.6 (Brokers’ Fees), Section 4.1 (Organization), Section 4.2 (Authorization), and Section 4.3 (Title to Shares), which shall survive indefinitely (clauses (i) and (ii) collectively, the “Fundamental Representations”), the representations and warranties of the Company or any Seller contained in this Agreement or in any agreement or document executed and delivered pursuant hereto shall survive for a period of eighteen months from the Closing Date.  The Surviving Buyer Representations shall survive indefinitely.  The obligations of each Party to indemnify and defend the other Parties and other Persons pursuant to this Article VIII shall terminate upon the expiration of the applicable survival periods as set forth above; provided that to the extent any claims for indemnification in respect of a breach of any such representation or warranty is made on or before the date on which such representation or warranty expires, then such representation or warranty shall survive until the resolution of such claim.

(b)                                 Limitations on Indemnification Liability.

(i)                                     The following limitations shall apply to the indemnification Liability of the Sellers:

A.                                    The Sellers shall have no indemnification Liability to the Buyer Group for Damages pursuant to Section 8.1(a)(ii) resulting from any single or aggregated claims arising out of related facts, events or circumstances unless the aggregate amount of all Damages resulting from such single or aggregated claims arising out of related facts, events or circumstances in each case exceeds One Hundred Fifty Thousand Dollars ($150,000).

B.                                    The Sellers shall have no indemnification Liability to the Buyer Group for Damages pursuant to Section 8.1(a)(ii) unless and until the aggregate amount of all Damages for all claims asserted by the Buyer Group pursuant to Section 8.1(a)(ii) exceeds Eight-tenths of One Percent (0.8%) of the Final Purchase Price (the “Deductible”), after which the Sellers shall indemnify the Buyer Group only from and against Damages in excess of the Deductible.

C.                                    Except as provided in Section 8.2(b)(i)(D), the indemnification obligations of the Sellers to the Buyer Group shall be limited to an aggregate amount of seven percent (7.0%) of the Final Purchase Price.

D.                                    Notwithstanding anything to the contrary in this Agreement, the limitations on Damages set forth in this Section 8.2(b)(i) with respect to the Sellers shall not apply to any payments by the Sellers to the Buyer for breach of the Sellers’ Surviving Covenants or pursuant the Fundamental Representations, which shall be limited to an amount equal to the Final Purchase Price.

(ii)                                  The following limitations shall apply to the indemnification Liability of the Buyer:

A.                                    The Buyer shall have no indemnification Liability to the Seller Group for Damages pursuant to Section 8.1(b)(ii) unless and until the aggregate amount of all Damages for all claims asserted by the Seller Group pursuant to Section 8.1(b)(ii) exceeds the Deductible, after which the Buyer shall indemnify the Seller Group only from and against Damages for claims asserted pursuant to Section 8.1(b)(ii) in excess of the Deductible.

B.                                    The indemnification obligations of the Buyer to the Seller Group shall in all events be limited to an amount equal to the Final Purchase Price.

(iii)                               Notwithstanding anything herein to the contrary, the limitations on damages set forth in this Section 8.2(b) shall not apply to claims by any Party based on fraud or willful misconduct.

(c)                                  The Sellers shall make any indemnification payments determined to be payable to the Buyer hereunder without regard to any expectation that the Buyer will recover insurance proceeds as a result of the matter giving rise to the claim for which indemnification payments are to be made.  The Buyer shall use its commercially reasonable efforts to recover insurance proceeds that may be available to it or its Affiliates as a result of the matter giving rise to any indemnification claim of the Buyer; provided that such efforts shall not be a condition precedent to the ability of the Buyer to seek indemnification hereunder.  If the Buyer Group or any Affiliate actually receives any insurance proceeds as a result of the matter giving rise to any indemnification claim of the Buyer prior to the date upon which the Sellers are given notice of such claim, then the Sellers’ indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the Buyer.  If the Buyer actually receives any insurance proceeds as a result of the matter giving rise to any indemnification claim of the Buyer against the Sellers after the Sellers have paid such indemnification claim to a member of the Buyer, then the Buyer shall promptly turn over any such insurance proceeds received to the Sellers to the extent of the payments made by the Sellers to the Buyer on the claim.

(d)                                 Notwithstanding anything contained in this Agreement to the contrary, any amounts payable pursuant to the indemnification obligations under this Article VIII shall be paid without duplication, and in no event shall any Party be indemnified under this Agreement for Damages, to the extent such indemnification in respect of such Damages has been actually paid to such Party pursuant to another provision of this Agreement.

(e)                                  Notwithstanding anything contained in this Agreement to the contrary, Damages as used herein shall not include and in no event shall any Indemnifying Party be liable to any Indemnified Party for, any incidental, consequential, punitive or similar damages; it being understood and agreed, however, that an Indemnifying Party shall be liable to an Indemnified Party with respect to (i) any penalties actually incurred by such Indemnified Party and (ii) any incidental, consequential, punitive or similar damages arising from a Third Party Claim that such Indemnified Party is required to pay to any Person who is not a Party (or an Affiliate thereof).

Section 8.3.                                 Manner of Indemnification Payment.

(a)                                 The Buyer Group or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) reasonably prompt written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof.

(b)                                 After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article VIII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  The Indemnified Party shall have the burden of proof in establishing the amount of Damages suffered by it.  Any indemnification payments shall be made together with interest accruing thereon from the date such payment is finally determined to be payable to the date of payment at the Applicable Rate.

(c)                                  The Buyer shall be entitled to recover any indemnification owing to the Buyer Group pursuant to this Article VIII by (i) directing the Escrow Agent, subject to the terms of the Sellers’ Escrow Agreement, to release to the Buyer from the Indemnity Escrow Amount an amount equal to the Sellers’ Part times the amount owed to the Buyer pursuant to this Article VIII, and (ii) directing the Company to direct the Escrow Agent, subject to the terms of the Phantom Escrow Agreement, to release to the Company from the Indemnity Escrow Amount an amount equal to the Phantom Part times the amount owed pursuant to this Article VIII.  The Sellers’ liability under this Agreement shall not be limited by the Escrow Fund and, in the event the Escrow Fund is depleted, Buyer shall be entitled to recover any indemnification owing to the Buyer Group pursuant to this Article VIII directly from the Sellers.

(d)                                 Any indemnification owing to the Buyer Group pursuant to this Article VIII in excess of the Indemnity Escrow Amount shall be effected by direct recourse to the Sellers, by wire transfer of immediately available funds from the Sellers to an account designated in writing by the Buyer Group within fifteen days after the determination thereof.  Any indemnification owing to the Seller Group pursuant to this Article VIII shall be effected by direct recourse to the Buyer, by wire transfer of immediately available funds from the Buyer to an account designated in writing by the Sellers within fifteen days after the determination thereof.

Section 8.4.                                 Third Party Claims.

(a)                                 If any claim or demand is made against an Indemnified Party or the Company with respect to any matter, or any Indemnified Party shall otherwise learn of an assertion or of a potential claim, by any Person who is not a Party (or an Affiliate thereof) (including, for the avoidance of doubt, any claim or demand, or threatened claim or demand, arising under Section 8.5(a)) (each a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement, then the Indemnified Party shall promptly give the Indemnifying Party a Claim Notice in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice); it being understood and agreed that the failure of the Indemnified Party to so notify the Indemnifying Party prior to settling a Third Party Claim (whether by paying a claim or executing a binding settlement agreement with respect thereto) or the entry of a judgment or issuance of an award with respect to a Third Party Claim shall constitute actual prejudice to the Indemnifying Party’s ability to defend against such Third Party Claim.  Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.

(b)                                 The Indemnifying Party will have the right to participate in or to assume the defense of the Third Party Claim (in either case in good faith and at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, that in the case of any Third Party Claim relating to Taxes for any Straddle Period, the Indemnifying Party shall only have the right to participate in the defense of such Third-Party Claim (at the expense of the Indemnifying Party). The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during any period in which the Indemnified Party shall have failed to give written notice of the Third Party Claim as provided above following a reasonable period of time to provide such notice).  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Parties reasonably agree that a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel and any appropriate local counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel and any appropriate local counsel for all Indemnified Parties) shall be paid by such Indemnifying Party.  If the Indemnifying Party is conducting the defense of the Third Party Claim, the Indemnified Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense subject to the limitations set out in this Article VIII.

(c)                                  No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned); provided that, subject to Section 6.14(d) and Section 6.14(e), if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such settlement, compromise or discharge and releases the Indemnified Party from Liability in connection with such Third Party Claim, provided that such settlement, compromise or discharge does not impose any material non-monetary restrictions or obligations on the Indemnified Party.  Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any Liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned).

(d)                                 If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or in connection with such Third Party Claim.  If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party (other than for the fees and expenses of its counsel unless provided otherwise in Section 8.4(b)) in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)                                  If the Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnified Party may defend such Third Party Claim and may settle or compromise any such Third Party Claim in good faith at the risk and expense of the Indemnifying Party, provided that the Indemnifying Party shall retain its right to participate in such defense and the Indemnified Party shall use its reasonable efforts to consult with the Indemnifying Party concerning such matter.

(f)                                   In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any claim (each an “Indemnified Claim”), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person.  Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 8.5.                                 Tax Indemnification.

(a)                                             The Sellers shall, jointly and not severally, indemnify, defend and hold harmless the Buyer Group from and against all Taxes (or the non-payment thereof) of the Company for any Pre-Closing Tax Period, (ii) all Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including any Liability for the Taxes of any such Person pursuant to Treas. Reg. § 1.1502-6 (or any similar state, local or foreign Law), and (iii) all Taxes (or the non-payment thereof) for which the Company has any Liability as a transferee or successor, by contract or otherwise, in each case arising from an event, transaction, act or omission occurring on or prior to the Closing Date, excluding, in each case, the amount of accrued but unpaid Taxes, to the extent that such Taxes are specifically included in the determination of Closing Net Working Capital, but taking into account any amounts paid to the Sellers pursuant to the second to last sentence of Section 8.5(c).

(b)                                             In the case of any Straddle Period (which, for the avoidance of doubt, shall not include any taxable period that ends on or before the Closing Date), (i) the amount of any income Taxes, sales Taxes, employment Taxes and other Taxes of the Company that are readily apportionable between periods based on an actual or deemed closing of the books and that are payable with respect to the period ending on the Closing Date shall be determined based on an interim closing of the books as of the Close of Business on the day immediately preceding the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of other Taxes of the Company for a Straddle Period that relates to the period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period, provided that, Company Transaction Expenses and any expenses incurred in connection with the repayment of Company Indebtedness shall be deemed to be attributable solely to the taxable period or portion of such taxable period ending on the Closing Date.

(c)                                              If the Buyer or the Company receives any Tax refund, or becomes entitled to any amount credited against Tax, that relates to Tax periods or portions thereof ending on or before the Closing Date, other than (i) a refund or credit that was included in the determination of Closing Net Working Capital or (ii) a refund or credit resulting from a carryback of a Tax item from a taxable period or portion thereof beginning after the Closing Date, then the Buyer shall pay over to the Sellers in cash any such refund or the amount of any such credit, net of Tax cost to the Buyer or the Company arising in respect of such refund or credit, within thirty days after receipt or entitlement thereto.  In the event that the Sellers dispute the amount of the Tax cost to the Buyer or the Company arising in respect of such refund or credit, then such dispute shall be resolved in accordance with the provisions for disputing the Preliminary Net Working Capital set forth in Section 2.6(f) and Section 2.6(g). If and to the extent that the amount of any refund or credit that was included in the determination of Closing Net Working Capital exceeds the amount of such refund or credit actually received by the Company after the Closing Date, then the Sellers shall, jointly and not severally, indemnify, defend and hold harmless the Buyer Group from and against the amount of such excess. If and to the extent that the amount of accrued but unpaid Taxes specifically included in the determination of Closing Net Working Capital exceeds the total amount of Taxes paid by the Company after the Closing Date with respect to any period ending on the Closing Date (on the basis that any Company Transaction Expenses and any expenses incurred in connection with the repayment of Company Indebtedness that are deductible in any taxable year that includes the Closing Date are attributable solely to the taxable period or portion thereof ending on the Closing Date), then the excess shall be paid to the Sellers.  The foregoing provisions shall be applied without duplication, so that the Buyer shall not be obligated to pay an amount to the Sellers pursuant to both the first sentence of this Section 8.5(c) and the preceding sentence of this Section 8.5(c) with respect to the same refund or credit.

Section 8.6.                                 Exclusive Remedy.  Following the Closing, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement, or the sale and purchase of the Company (other than claims arising from fraud or willful misconduct), shall be the rights of indemnification set forth in this Article VIII only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties hereto to the fullest extent permitted by law; provided, however, that nothing in this Section 8.6 shall limit any Person’s right to seek and obtain any specific performance or equitable relief for breach of any confidentiality provision or covenant set forth in this Agreement or any Transaction Document.  In connection with the seeking of any non-monetary equitable relief, each of the Parties acknowledges and agrees that the other Party hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise breached.

ARTICLE IX

TERMINATION

Section 9.1.                                 Termination Events.  Subject to the provisions of Section 9.2, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)                                 by mutual written consent of the Sellers and the Buyer;

(b)                                 by either the Sellers or the Buyer by giving written notice to the other if the Closing shall not have occurred by the Drop Dead Date, unless extended by written agreement of the Sellers and the Buyer; provided that the right to terminate this Agreement under this subsection (b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement in all material respects has been the cause of, or resulted in, the failure of the Closing to occur on or before the Drop Dead Date;

(c)                                  by either the Sellers or the Buyer by giving written notice to the other Party if (i) any Governmental Authority shall have issued an order, decree or ruling or taken any other Action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall not be subject to appeal or shall have become final and unappealable; provided, that the Party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such order, decree, ruling or other Action, if it has standing to do so, before it became final and unappealable, and, provided, further, that the right to terminate pursuant to this Section 9.1(c) is not available to any Party whose breach of any provision of this Agreement results in or causes such order, decree, ruling or other Action, or (ii) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(d)                                 by the Buyer by written notice to the Sellers if the Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or the Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions set forth in Sections 7.1 or 7.3 and such breach, inaccuracy or failure is not curable or, if curable, it has not been cured by the Company or the Sellers, as the case may be, on or before the Drop Dead Date; or

(e)                                  by the Sellers by written notice to the Buyer if the Sellers and the Company are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions set forth in Section 7.2 and such breach, inaccuracy or failure is not curable or, if curable, it has not been cured by the Buyer on or before the Drop Dead Date.

Section 9.2.                                 Effect of Termination.  In the event of any valid termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of any Party or its Affiliates in respect thereof (or any lender or any of its Affiliates), except that (a) the obligations of the Parties and their respective Affiliates, agents and representatives under Section 6.3(b) (Confidentiality), Section 6.7 (Public Announcements) this Section 9.2, Article X (Miscellaneous), and the Confidentiality Agreement shall remain in full force and effect, (b) such termination shall not relieve the Buyer of any Liability for fraud or any breach of any material obligation, covenant or representation contained in this Agreement (including under Article VI) prior to such termination, and (c) such termination shall not relieve any Seller or the Company of any Liability for fraud or any breach of any material obligation, covenant or representation contained in this Agreement (including under Article VI) prior to such termination.

ARTICLE X

MISCELLANEOUS

Section 10.1.                          Parties in Interest.  Except as expressly provided in Section 6.11 and Section 8.1, nothing in this Agreement shall be construed to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.  This Agreement may be enforced, and any Action based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may be brought, only against the Parties, and then only with respect to the specific obligations set forth herein with respect to such Parties.

Section 10.2.                          Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void.  Notwithstanding the foregoing, the Buyer may assign this Agreement to any of its lenders (including without limitation Bank of America, N.A., as Agent)

as collateral security and the Buyer may assign this Agreement and any of its rights, interests or obligations hereunder without prior consent to an Affiliate, provided that such assignment shall not relieve the Buyer of any of its obligations hereunder.

Section 10.3.                          Notices.  All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or delivered by hand or nationally recognized overnight courier service (charges prepaid), or by electronic transmission (with acknowledgment received), to the facsimile numbers or email addresses set forth below, and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to the Company (prior to the Closing):

Brookfield Asset Management, Inc.

Suite 458, Box 51

Bentall 5

550 Burrard Street

Vancouver, BC V6C 2B5 Canada
Attention:              Hugh Sutcliffe, Managing Partner

Facsimile:              (604) 687-3419

Email address:  hugh.sutcliffe@brookfield.com

with a copy (which shall not constitute notice) to:

Stoel Rives, LLP

One Union Square

600 University Street, Suite 3600

Seattle, WA 98101

Attention:                                         Alan Merkle

Facsimile:                                         (206) 386-7500

Email address: armerkle@stoel.com

If to any Seller:                                                            Brookfield Asset Management, Inc.

Suite 458, Box 51

Bentall 5

550 Burrard Street

Vancouver, BC V6C 2B5 Canada
Attention:                                         Hugh Sutcliffe, Managing Partner
Facsimile:                                         (604) 687-3419
Email address:  hugh.sutcliffe@brookfield.com

with a copy (which shall not constitute notice) to:

Brookfield Asset Management

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, ON M5J 2T3 Canada
Attention:                                         Joe Freedman, Senior Managing Partner
Facsimile:                                         (416) 365-9642
Email address: joe.freedman@brookfield.com

If to the Buyer or the Company (from and after the Closing):

KapStone Kraft Paper Corporation

1101 Skokie Blvd, Suite 300

Northbrook, IL 60062

Attention:                                         Roger W. Stone

Facsimile:                                         847-205-7264

Email Address:roger.stone@kapstonepaper.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention:                                         Kevin F. Blatchford and Jonathan C. Babb

Facsimile:                                         (312) 853-7036

Email Address: kblatchford@sidley.com and

jbabb@sidley.com

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted electronically (with acknowledgment received), three Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one Business Day after the same are sent by an overnight courier service, with acknowledgment of receipt.

Section 10.4.                          Amendments and Waivers.  This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties.  No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 10.5.                          Exhibits and Schedules.

(a)                                 All Exhibits and Schedules, including the Disclosure Schedule, are hereby incorporated herein by reference and made a part hereof.  Any matter disclosed pursuant to any Section of or Schedule or Exhibit to this Agreement or the Disclosure Schedule (or any section of any Schedule or Exhibit to this Agreement or the Disclosure Schedule) whose relevance or applicability to any representation made elsewhere in this Agreement or to the information called for by any other Section of or Schedule or Exhibit to this Agreement or the Disclosure Schedule

(or any other Section of any Schedule or Exhibit to this Agreement or the Disclosure Schedule) is reasonably apparent from the text of the disclosure shall be deemed to be an exception to such representations and to be disclosed with respect to all such other Sections of and Schedules and Exhibits to this Agreement and the Disclosure Schedule (and all sections of all Schedules and Exhibits to this Agreement and the Disclosure Schedule) where it is reasonably apparent from the text of the disclosure, notwithstanding the omission of a reference or cross-reference thereto.

(b)                                 Neither the specification of any Dollar amount in any representation or warranty nor the mere inclusion of any item in a Schedule or in the Disclosure Schedule as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company or a material adverse effect on the ability of the Buyer to timely consummate the transactions contemplated by this Agreement.

Section 10.6.                          Headings.  The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 10.7.                          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.8.                          Entire Agreement.  This Agreement (including the Disclosure Schedule and the Exhibits), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the sale and purchase of the Shares and supersede any prior understandings, negotiations, agreements, discussions or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the sale and purchase of the Shares.

Section 10.9.                          Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 10.10.                   Expenses.  Unless otherwise expressly provided herein, all costs and expenses incident to the process leading to the execution of this Agreement, the negotiations and preparation of this Agreement and the performance by a Party of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, shall be borne and paid by the Party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement are consummated.  Notwithstanding anything to the contrary in this Agreement, the provisions and covenants of this Section 10.10 will survive the Closing and will remain in force indefinitely.

Section 10.11.                   Governing Law.  This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of New York without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of New York.

Section 10.12.                   Arbitration.

(a)                                 This Section 10.12 shall not be of any force or effect unless and until the Closing shall have occurred.  From and after the Closing, except with respect to any Action initiated to assert a fraud claim or as otherwise expressly set forth in Section 2.6 or any other provision of this Agreement, subject to Section 10.12(b), any dispute, controversy or claim between the Parties to this Agreement arising from or in connection with this Agreement or any other agreement contemplated hereby whether based on contract, tort, common law, equity, statute, regulation, order or otherwise (a “Dispute”), regardless of the magnitude thereof or the amount in controversy, shall be submitted to, and finally determined by, arbitration in accordance with the following provisions of this Section 10.12(a):

(i)                                     Any such arbitration shall be conducted by the American Arbitration Association (“AAA”) in accordance with the AAA Commercial Rules (“AAA Rules”), except as the AAA Rules conflict with the provisions of this Section 10.12, in which event the provisions of this Section 10.12 shall control.

(ii)                                  The arbitral panel (the “Panel”) shall consist of three arbitrators independent of the parties (the “Arbitrators”).  The Arbitrators shall be appointed pursuant to AAA’s procedure for selecting arbitrators as described in the AAA Rules.  Each Arbitrator shall be either an attorney or business person knowledgeable in commercial matters and have at least ten years’ experience in his field of expertise.

(iii)                               The arbitration shall be conducted in New York, New York or in such other location as the Parties may designate by mutual written consent.

(iv)                              The Panel may in its discretion order a pre-hearing exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position, and shall schedule promptly limited discovery (to the extent necessary and appropriate) and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute.

(v)                                 At any oral hearing of evidence in connection with an arbitration pursuant to this Section 10.12, each party and its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other party.  No testimony of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing or except under extraordinary circumstances where, in the opinion of the Panel, the interests of justice require a different procedure.

(vi)                              Within 15 days after the closing of the arbitration hearing, the Panel shall prepare and distribute to the parties a written award setting forth the Panel’s findings of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award or relief.  Except as necessary in court Actions to enforce this arbitration provision or an award rendered or relief granted hereunder as required by Law or the rules or regulations of any securities exchange or to comply with applicable accounting and Securities and Exchange Commission disclosure obligations, or to obtain interim relief, no party hereto nor an Arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of each of the Buyer and the Representative.

(vii)                           The Parties consent that any notice of arbitration upon the other Party by the Party instituting such arbitration shall be deemed sufficient if made in accordance with Section 10.3, and that such notice shall have the same effect as if personal service of notice had been made.  A judgment upon the award rendered by the Panel may be entered in any court having jurisdiction over the relevant Parties.

(viii)                        The Buyer and the Representative (on behalf of the Sellers) agree to share equally the cost of any administrative fee, any compensation of the Arbitrators and any expenses of any witnesses or proof produced at the direct request of the Panel, provided, however, that the Panel, in its discretion, may allocate such fees and expenses between the parties in any manner it deems appropriate to reflect (i) the decision or any award of the Panel, (ii) each party’s efforts to comply with this Section 10.12 in good faith or (iii) such factors as the Panel deems relevant.

(ix)                              The Parties shall each bear all their own costs and attorneys’ fees and expenses of arbitration.

(x)                                 The Panel shall not have the power or authority to award any incidental, consequential, punitive or similar damages (other than those required to be paid to a third party pursuant to a Third-Party Claim pursuant to a final, non-appealable order or as set forth in Section 8.6).  Otherwise, the Panel shall have the authority to grant any other relief a court of competent jurisdiction could grant, including an injunction or other equitable relief.

(b)                                 Notwithstanding the Dispute resolution procedures contained in this Section 10.12, (i) nothing in this Section 10.12 shall prohibit any Party from joining another party in an Action initiated by a Person that is not a party hereto and (ii) any Party may apply to any court specified in Section 10.13 (A) to enforce this agreement to arbitrate, (B) to seek provisional injunctive relief so as to enforce any agreements in this Agreement or any other agreement contemplated hereby until the arbitration award is rendered or the Dispute is otherwise resolved, (C) to avoid the expiration of any applicable limitation period, (D) to preserve a superior position with respect to other creditors, (E) to challenge or vacate any final judgment, award or decision of the Panel that does not comport with the express provisions of this Section 10.12 or (F) to enforce any provision of this Agreement or any other agreement contemplated hereby that provides for specific performance, a restraining order, a permanent or temporary injunction or other equitable remedy.

Section 10.13.                   Consent to Jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York, New York, in any Action arising out of or relating to this Agreement and agrees that, subject to Section 10.12, all claims in respect of the Action may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each of the Parties hereby irrevocably consents to the service of process of any of the aforementioned courts in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 10.3, such service to become effective ten days after such mailing.  Nothing in this Section 10.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 10.14.                   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.15.                   Specific Performance.  Each of the Parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching Party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the Parties hereto (a) will waive the defense of adequacy of a remedy at law in any action for specific performance and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any Action instituted, without posting any bond or giving any other undertaking.  In the event that a Party institutes any Action pursuant to this Section 10.15, the prevailing Party in the Action shall be entitled to receive the costs incurred thereby in conducting the Action, including reasonable attorneys’ fees and expenses.

Section 10.16.                   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, and any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes.

Section 10.17.                   Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.18.                   Seller Representative.

(a)                                 Each Seller hereby irrevocably makes, constitutes and appoints Hugh Sutcliffe as its agent and representative (the “Representative”) for all purposes under this Agreement and the Escrow Agreements.  In the event of the death, resignation or incapacity of the Representative, the Sellers shall promptly designate another individual to act as their representative under this Agreement and the Escrow Agreements so that at all times there will be a Representative with the authority provided in this Section 10.18.  Such successor Representative shall be designated by the Sellers by an instrument in writing signed by the Sellers (or their successors in interest) holding a majority of the Shares, and such appointment shall become effective as to the successor Representative when such instrument shall have been delivered to it and a copy thereof delivered to the Buyer.

(b)                                 Each Seller hereby authorizes the Representative, on its behalf and in its name, to:

(i)                                     receive all notices or documents given or to be given to such Seller pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or Action arising under this Agreement or the Escrow Agreements.  The Representative shall promptly forward a copy of such notice of process to such Seller;

(ii)                                  deliver at the Closing the certificates for the Purchase Shares in exchange for such Seller’s Pro Rata Share of the consideration payable with respect to all of the Purchase Shares;

(iii)                               upon confirmation of the receipt of wire transfers, sign and deliver to the Buyer at the Closing a receipt for such Seller’s Pro Rata Share of the consideration and forward such amount to each Seller;

(iv)                              deliver to the Buyer at the Closing all certificates and documents to be delivered to the Buyer by such Seller pursuant to this Agreement or the Escrow Agreements, together with any other certificates and documents executed by such Seller and deposited with the Representative for such purpose;

(v)                                 engage legal counsel, accountants and other advisors for the Sellers and incur such other expenses on behalf of the Sellers in connection with this Agreement and the Escrow Agreements and the transactions contemplated hereby and thereby as the Representative may deem appropriate; and

(vi)                              take such action on behalf of the Sellers as the Representative may deem appropriate in respect of:

A.                                    waiving any inaccuracies in the representations or warranties of the Buyer contained in this Agreement, the Escrow Agreements or in any document delivered by the Buyer pursuant thereto;

B.                                    waiving the fulfillment of any of the conditions precedent to the Sellers’ obligations hereunder, except with respect to payment of the consideration due to the Sellers under Section 2.2;

C.                                    any such other action as the Representative is authorized to take under this Agreement or the Escrow Agreements;

D.                                    receiving all documents or certificates and making all determinations, on behalf of the Sellers required or permitted under this Agreement or the Escrow Agreements, including in respect of any indemnification claims;

E.                                     all such other matters as the Representative may deem necessary or appropriate to consummate this Agreement, the Escrow Agreements and the transactions contemplated by such instruments; and

F.                                      all such actions as may be necessary after the Closing Date to carry out the transactions contemplated by this Agreement and the Escrow Agreements.

(c)                                  The appointment of the Representative hereunder is irrevocable and any action taken by the Representative pursuant to the authority granted in this Section 10.18 shall be effective and absolutely binding on each Seller notwithstanding any contrary action of, or direction from, a Seller, except for actions taken by the Representative that constitute willful misconduct or gross negligence.

(d)                                 The Representative may resign at any time by giving written notice to each Seller, and such resignation shall be effective upon the appointment and qualification of a successor.  The Representative may be discharged, and replaced by another natural person to act as his or her successor, by an instrument in writing signed by the Sellers (or their successors in interest) holding a majority of the Shares.

(e)                                  In performing any duties as Representative under this Agreement and the Escrow Agreements, the Representative shall not incur any Liability to any Person, except for Liability caused by the Representative’s willful misconduct or gross negligence.  Accordingly, the Representative shall not incur any such Liability for (i) any action taken or omitted in good faith regarding any questions relating to the duties and responsibilities of the Representative under this Agreement or the Escrow Agreements, or (ii) any action taken or omitted to be taken in reliance upon any instrument that the Representative shall in good faith believe to be genuine, to have been signed or delivered by a proper person or persons, and to conform with the provisions of this Agreement or the Escrow Agreements.  The Sellers, jointly and severally, shall indemnify, defend and hold harmless the Representative against, from and in respect of any Liability or loss arising out of or resulting from the performance of his or her duties hereunder or in connection with this Agreement and the Escrow Agreements (except for Liabilities or losses arising from the gross negligence or willful misconduct of the Representative).  The Buyer shall not be liable to the Sellers for dealing with the Representative in good faith (other than as a result of the gross negligence or willful misconduct of the Buyer).

Section 10.19.                   Guaranty.

(a)                                 Subject to the conditions and limitations as set forth below, the Guarantor hereby absolutely, irrevocably and unconditionally guarantees, as principal and not as surety, to the Sellers and their successors, the due and punctual payment and the full and complete performance of all monetary obligations of the Buyer to the Sellers pursuant to this Agreement, including under Section 2.2, the Buyer’s representation and warranty set forth in Section 5.5, the Buyers obligations under the covenants contained in Article VI, and the Buyer’s specific performance obligations under Section 10.15, as the case may be, in the event that the Closing is not consummated in accordance with the terms of this Agreement (the guaranty obligations under this Section 10.19, collectively, the “Guarantied Obligations”).  The obligations of Guarantor under this Section 10.19 shall terminate and be of no further force or effect contemporaneous with the Closing.

(b)                                 The Guarantor guarantees that the Guarantied Obligations will be duly and punctually paid and fully and completely performed, as if the Guarantor were the primary obligor in accordance with the terms of this Agreement.  If for any reason the Buyer shall fail or be unable duly and punctually to pay or fully and completely to perform any Guarantied Obligation as and when the same shall become due or otherwise required, then the Guarantor shall, subject to the terms and conditions of this Agreement, forthwith duly and punctually pay or fully and completely perform such Guarantied Obligation (in the case of performance, as if the Guarantor was the primary obligor).  The Guarantor further agrees that this Agreement, to the extent it requires the payment of money, constitutes a guaranty of payment when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from the Buyer.  The Guarantor’s Liability under this Agreement shall be absolute, unconditional, irrevocable and continuing irrespective, without limitation, of:

(i)                                     Any lack of validity or enforceability of the Agreement as a result of the application of any Remedies Exception to the Buyer

(ii)                                  any modification, amendment, consent, extension, forbearance or waiver of or any consent to departure from this Agreement that may be agreed to by the Buyer;

(iii)                               any action or inaction by the Sellers under or in respect of this Agreement, any failure, lack of diligence, omission or delay on the part of any Seller to enforce, assert or exercise any right, power or remedy conferred on any Seller in this Agreement;

(iv)                              any merger or consolidation of the Company, the Parties or any other Person into or with any Person, or any sale, lease or transfer of any of the assets of the Company, the Parties or any other Person to any other Person; or

(v)                                 any change in the ownership of any of the Company, the Parties or any Person.

(c)                                  The Guarantor hereby unconditionally waives (i) any and all notices, including promptness, diligence, notice of acceptance of this Agreement and any other notice with respect to any of the Guarantied Obligations and this Agreement, (ii) any presentment, demand, performance, protest, notice of non-payment as the same pertains to the Buyer, suit or the taking of other action by any Seller against, and any other notice to, the Buyer, the Guarantor or others with respect to any of the Guarantied Obligations, (iii) any right to require any Seller to proceed against the Buyer or to exhaust any security held by any Seller or to pursue any other remedy with respect to any of the Guarantied Obligations, (iv) any defense based upon an election of remedies by the Sellers, unless the same would excuse performance by the Buyer under this Agreement with respect to any of the Guarantied Obligations and (v) any duty of the Sellers to advise the Guarantor of any information known to the Sellers regarding the Buyer or their ability to perform under this Agreement with respect to any of the Guarantied Obligations.  Each Seller may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder, with respect to any of the Guarantied Obligations, (A) agree with the Buyer to make any change in the terms of the Guarantied Obligations, (B) take or fail to take any action of any kind in respect of any security for the Guarantied Obligations, (C) exercise or refrain from exercising any rights against the Buyer or others, or (D) compromise or subordinate the Guarantied Obligations, including any security therefor.  Any other suretyship defenses are hereby waived by the Guarantor with respect to any of the Guarantied Obligations.

(d)                                 The provisions of this Section 10.19 shall continue to be effective or be reinstated, as the case may be, if (i) at any time and to the extent that any payment of any of the Guarantied Obligations is rescinded or must otherwise be returned by the payee thereof upon the insolvency, bankruptcy, reorganization or similar event of the Buyer or the Guarantor, all as though such payment had not been made or (ii) the obligations of the Guarantor under this Section 10.19, with respect to any of the Guarantied Obligations, are released in consideration of a payment of money or transfer of property by the Buyer or any other Person and to the extent that such payment, transfer or grant is rescinded or must otherwise be returned by the recipient thereof upon the insolvency, bankruptcy, reorganization or similar event of the Buyer, the Guarantor or such other Person, all as though such payment, transfer or grant had not been made.

Section 10.20.                   No Implied Representations.  Notwithstanding anything contained in Article III, Article IV, Article V or any other provision of this Agreement, it is the explicit intent of each Party hereto that none of the Parties is making any representation or warranty whatsoever, express or implied, beyond those expressly set forth in Article III, Article IV, Article V or any other provision of this Agreement, including any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the properties or assets of the Company.  In furtherance and not in limitation of the foregoing, it is expressly understood by each Party hereto that any cost estimates, projections or other predictions contained or referred to in the Schedules hereto or in the materials that have been provided to the Buyer are not and shall not be deemed to be representations or warranties of any Seller or the Company, including representations or warranties as to the future financial prospects of or return from future operations of the business of the Company.

Section 10.21.                   Claims Against Debt Financing Sources.  Subject to the rights of the parties to the Commitment Letters under the terms thereof, none of the parties hereto shall have any rights or claims against the lenders, any other financing sources of the Financing or any Affiliate thereof (collectively, the “Debt Financing Sources”), solely in their respective capacities as lenders or arrangers in connection with the Financing, and the Debt Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise.  Without limiting the foregoing and notwithstanding anything to the contrary contained herein, each of the parties hereto (x) agrees that it will not, and that it will use commercially reasonable efforts to not permit any of its Affiliates to, bring or support any action or proceeding (whether at law, in equity, in contract, in tort or otherwise) against a Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (y) waives any right to trial by jury in respect of any such claim, suit, action or proceeding.  The provisions of this Section, as well as Section 9.2, shall be enforceable by each Debt Financing Source, its Affiliates and their respective successors and permitted assigns as express third-party beneficiaries.

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SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

LONGVIEW FIBRE PAPER AND PACKAGING, INC.

By:	/s/ Mark L. Weinberg
Name: Mark L. Weinberg
Title: Assistant Secretary

BUYER:

KAPSTONE KRAFT PAPER CORPORATION

By:	/s/ Matthew Kaplan
Name: Matthew Kaplan
Title: Chief Operating Officer

GUARANTOR:

KAPSTONE PAPER AND PACKAGING CORPORATION

By:	/s/ Matthew Kaplan
Name: Matthew Kaplan
Title: President and Chief Operating Officer

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

(continued)

SELLERS:

BROOKFIELD CAPITAL PARTNERS II (NR) L.P.

By:	/s/ Joseph Freedman
Name: Joseph Freedman
Title: Director

BROOKFIELD CAPITAL PARTNERS II (PC) L.P.

By:	/s/ Joseph Freedman
Name: Joseph Freedman
Title: Director

BROOKFIELD CAPITAL PARTNERS II L.P.

By:	/s/ Joseph Freedman
Name: Joseph Freedman
Title: Director

Exhibit A

Form of Preliminary Statement

Longview Fibre Paper and Packaging, Inc.

EXHIBIT A	“Preliminary Statement”

[i] a calculation:

[1] “Preliminary Net
+/- “Net Working Capital”		Working Capital”
total	See supporting schedule

[2] “Preliminary Net
+/- “Net Cash Amount”	Cash Amount”
+ [a] cash on hand or in bank accounts
+ [b] w/o duplication, deposited checks not yet cleared
- [c] w/o duplication, checks outstanding issued by the Company
- [d] w/o duplication, cash used to satisfy obligations under Section 10.10 not paid prior to closing
+ [e] amount paid to Company at Closing from Option exercise and Recharge Agreement total

[3] “Preliminary
Company Transaction
+/- “Company Transaction Expenses”	Expenses”
+ [a] brokerage commissions
+ [a] fees and disbursements of attorneys
+ [a] fees and disbursements of accountants and other professionals
+ [b] Phantom Stock Plan payments
+ [b] Performance Bonus Plan payments
shall not include
[i] expenses incurred by the Company in connection with the Buyer’s financing
[ii] expenses of the Company paid by the Sellers
[iii] costs and expenses of the Buyer
[iv] professional fees payable by the Buyer
[v] payments on the Short Term Incentive Plan and Sales Incentive Plan (included in Net Working Capital)
total

[4] “Preliminary
Company
+/- “Company Indebtedness”	Indebtedness”
+ [a] obligations for borrowed money
+ [b] indebtedness evidenced by note, bond, debenture or other debt security
+ [c] commitment assuring a creditor against loss
+ [d] indebtedness pursuant to guarantee to a creditor
+ [e] borrowed money secured by a Lien (other than Permitted Liens)
+ [f] liability with respect to interest rate swaps, collars, caps and other hedges
+ [g] obligations for deferred or unpaid purchase price of property or services (other than trade A/P, etc. in normal course)
+ [h] obligations for interest, premiums, penalties, fees from clauses [a] through [g]
+ [h] make-wholes, expenses, indemnities, breakage and bank overdrafts from clauses [a] through [g]
total

Longview Fibre Paper and Packaging, Inc.

EXHIBIT A Cont’d	“Preliminary Statement” Cont’d

[ii] Sellers’ determination of the Preliminary Purchase Price:

“Preliminary Purchase
+/- “Preliminary Purchase Price”	Price”
+ [a] Agreed Enterprise Value

Preliminary Net Working Capital
Target Working Capital

+ [b] Preliminary Net Working Capital GREATER THAN Target Net Working Capital
- [c] Preliminary Net Working Capital LESS THAN Target Net Working Capital
+ [d] Preliminary Net Cash Amount
- [e] Preliminary Company Transaction Expenses
- [f] Preliminary Company Indebtedness
“Preliminary Purchase Price”

Longview Fibre Paper and Packaging, Inc.

EXHIBIT A Cont’d	“Preliminary Statement” Cont’d

Net Working Capital

as of December 31, 2012

(dollars in thousands)

		Non-Current Items Excluded From Working
		Capital		Items Included in or
		Included in Company		Excluded From		Estimated Closing
	Balance Sheet	Indebtedness	Non-Current items	Working Capital		Working Capital
Current Assets:
Cash and cash equivalents	$1	$—	$—	$(1)		$—
Accounts receivable, net	90,572	—	—	—		90,572
Refundable income taxes	110	—	—	—		110
Inventory	77,388	—	—	(4,120	)(1)	73,268
Materials inventory	14,858	—	—	6,138	(2)	20,996
Prepaid expenses & other current assets	4,177	—	—	(1,349	)(3)	2,828
Total current assets	187,106	—	—	669		187,774
Property and equipment, net	151,108	—	(151,108)	—		—
Pension and other non-current assets	115,724	—	(115,724)	—		—
TOTAL ASSETS	$453,937	$—	$(266,832)	$669		$187,774

Current liabilities:
Trade accounts payable	$66,631	$—	$—	$—		$66,631
Payable to bank from checks in transit	6,906	—	—	(6,906	)(4)	—
Short-term borrowings	4,609	(4,609)	—	—		—
Accrued payroll liabilities	20,215	—	—	—		20,215
Income taxes payable [5]	443	—	—	—		443
Other taxes payable	3,493	—	—	—		3,493
Other accrued liabilities [6]	8,850	(3,200)	—	—		5,650
Total current liabilities	111,146	(7,809)	—	(6,906)		96,431
Long-term debt	478,327	—	—	—		478,327
Deferred tax liabilities, net	24,595	—	(24,595)	—		—
Postretirement medical and other long-term liabilities	13,283	—	(13,283)	—		—
Pension liabilities	72,813	—	(72,813)	—		—
Stockholders’ equity	(246,227)	—	246,227	—		—
TOTAL LIABILITIES AND EQUITY	$453,937	$(7,809)	$135,536	$(6,906)		$574,758

Net Working Capital
(Current assets minus current liabilities)	$75,959					$91,343

Notes

(1) Balance Sheet Inventories	$77,388
Finished goods LIFO reserve	(1,030	)(a)
Goods in process LIFO reserve	(1,956	)(a)
Raw materials LIFO reserve	(1,134	)(a)
Adjusted Inventory	$73,268

(a) LIFO reserves are calculated and recorded in accordance with GAAP. They have been excluded from finished goods, goods in process and raw materials inventories as non-cash items.

(2) Represents adjustment for the stores pushdown credit of $6,138. This credit represents a write-down of parts inventory to reflect ‘negative goodwill’ arising from the purchase price allocation to the Company’s assets in the acquisition of the Company by the Sellers. This is a non-cash item and has been excluded, as it will be revalued upon acquisition.

(3) current deferred tax assets of $1,349 have been excluded as a non-cash item.

(4) Included in Net Cash Amount.

(5) Was included as a component of ‘Other taxes payable’ on the Company’s 2012 Audited Financial Statements.  Will take into account the tax effect of payments for Company Transaction Expenses and all expenses of the Company in relation to repayment of Company Indebtedness, which may cause Income taxes payable to be below zero.

(6) Accrued interest of $3,200 has been excluded as it represents accrued interest on outstanding debt and is included in Company Indebtedness.

Exhibit B

Pro Rata Share

Seller Name	Shares Held*	Pro Rata Share*
Brookfield Capital Partners II (NR)	9.42178	5.95%
Brookfield Capital Partners II (PC)	7.91738	5.0%
Brookfield Capital Partners II LP	141.00929	89.05%
TOTAL	158.34845	100%

*                                         To be revised in the event of exercise of the stock option under the Non-Statutory Stock Option Agreement, effective as of May 27, 2011, as amended by Amendment No. 1, dated November 21, 2012, between the Company and the optionee named therein, and granted pursuant to the Longview Fibre Paper and Packaging, Inc. Stock Incentive Plan.  See Section 3.3(b) of the Disclosure Schedule. The option is exercisable for a total of 3.2551 Shares.